EXHIBIT 10.1

EXECUTION COPY

PAN AMERICAN SILVER CORP.

AND

MINEFINDERS CORPORATION LTD.

______________________________________________________

ARRANGEMENT AGREEMENT

_______________________________________________________

January 22, 2012

TABLE OF CONTENTS

		Page
ARTICLE 1 INTERPRETATION		2
1.1	Definitions	1
1.2	Interpretation	2
1.3	Number and Gender	14
1.4	Date for Any Action	15
1.5	Currency	15
1.6	Accounting Matters	15
1.7	Knowledge	15
1.8	Schedules	15

ARTICLE 2 THE ARRANGEMENT		15
2.1	Arrangement	15
2.2	Interim Order	16
2.3	Minefinders Meeting	17
2.4	Minefinders Circular	17
2.5	Preparation of Filings	19
2.6	Final Order	20
2.7	Court Proceedings	20
2.8	Articles of Arrangement and Effective Date	21
2.9	Payment of Consideration	21
2.10	Announcement and Shareholder Communications	21
2.11	Withholding Taxes	22
2.12	List of Shareholders	22
2.13	U.S. Securities Law Matters	23
2.14	U.S. Tax Matters	24

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF MINEFINDERS		24
3.1	Representations and Warranties	24
3.2	Survival of Representations and Warranties	41

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PAN AMERICAN		41
3.1	Representations and Warranties	41
3.2	Survival of Representations and Warranties	56

ARTICLE 5 COVENANTS		56
5.1	Covenants of Minefinders Regarding the Conduct of Business	56
5.2	Covenants of Minefinders Relating to the Arrangement	61
5.3	Covenants of Pan American Regarding Conduct of Business	62
5.4	Covenants of Pan American Relating to the Arrangement	64
5.5	Pan American Meeting	65
5.6	Pan American Circular	66
5.7	Pre-Acquisition Reorganization	67

- i -

ARTICLE 6 CONDITIONS		68
6.1	Mutual Conditions Precedent	68
6.2	Additional Conditions Precedent to the Obligations of Pan American	69
6.3	Additional Conditions Precedent to the Obligations of Minefinders	70
6.4	Satisfaction of Conditions	72

ARTICLE 7 ADDITIONAL AGREEMENTS		72
7.1	Minefinders Non-Solicitation	72
7.2	Pan American Non-Solicitation	76
7.3	Access to Information; Confidentiality	80
7.4	Notices of Certain Events	80
7.5	Insurance, Indemnification and Change in Control Payments	81

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER		81
8.1	Term	81
8.2	Termination	82
8.3	Expenses and Termination Payments	84
8.4	Amendment	87
8.5	Waiver	87

ARTICLE 9 GENERAL PROVISIONS		87
9.1	Privacy	87
9.2	Notices	88
9.3	Governing Law; Waiver of Jury Trial	89
9.4	Injunctive Relief	89
9.5	Time of Essence	90
9.6	Entire Agreement, Binding Effect and Assignment	90
9.7	No Liability	90
9.8	Severability	90
9.9	Counterparts, Execution	90

SCHEDULE A                          -           PLAN OF ARRANGEMENT
SCHEDULE B                          -           ARRANGEMENT RESOLUTION
SCHEDULE C                          -           PAN AMERICAN RESOLUTION
SCHEDULE D                          -           ANTITRUST FILINGS AND CLEARANCES

- ii -

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated January 22, 2012,

BETWEEN:

PAN AMERICAN SILVER CORP., a corporation existing under the laws of British Columbia

(“Pan American”)

AND:

MINEFINDERS CORPORATION LTD., a corporation existing under the laws of Ontario

(“Minefinders”)

WITNESSES THAT WHEREAS:

A.	Pan American wishes to acquire all of the Minefinders Shares pursuant to an Arrangement to be completed under the provisions of the OBCA;

B.
The Minefinders Board has determined, after receiving financial and legal advice, that the Consideration per Minefinders Share to be received by Minefinders Shareholders (other than Pan American and its affiliates) pursuant to the Arrangement is fair to Minefinders Shareholders and that the Arrangement is in the best interests of Minefinders, and the Minefinders Board has resolved to recommend that the Minefinders Shareholders and holders of Minefinders Options vote in favour of the Arrangement Resolution, all subject to the terms and the conditions contained in this Agreement;

C.
The Pan American Board has resolved, after receiving financial and legal advice, to recommend that Pan American Shareholders vote in favour of the Pan American Resolution, in accordance with the requirements of the TSX and Nasdaq;

D.
Pan American has entered into the Voting Agreements with the Locked-Up Shareholders, pursuant to which, among other things, such Locked-Up Shareholders have agreed, subject to the terms and conditions thereof, to vote the Minefinders Shares held by them in favour of the Arrangement; and

E.	The execution and delivery of this Agreement has been approved by the Pan American Board and the Minefinders Board, respectively.

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquireco” means 2313983 Ontario Inc., a corporation existing under the OBCA;

“Acquisition Proposal” means, in respect of a Party, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any bona fide offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to that Party or the shareholders of that Party, after the date hereof relating to:  (a) any acquisition or purchase, direct or indirect, of: (i) the assets of that Party and/or one or more of its Subsidiaries (or any lease, license, royalty, long term supply agreement, off-take agreement, hedging arrangement, or other arrangement having an economic effect similar to the acquisition or purchase of assets) that, individually or in the aggregate, constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of that Party and its Subsidiaries, taken as a whole, or (ii) 20% or more of the voting or equity securities of:  (A) that Party; or (B) any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of that Party; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving:  (A) that Party; or (B) any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole; (d) an alliance, joint venture or earn-in right relating to 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole; (e) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated in this Agreement or which would or could reasonably be expected to materially reduce the benefit to a Party under this Agreement or the Arrangement; or (f) modification or proposed modification of any of the foregoing offers, proposals or inquiries;

“Affected Person” has the meaning ascribed thereto in Section 2.11;

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, together with the Minefinders Disclosure Letter and the Pan American Disclosure Letter, as the same may be amended, amended and restated or supplemented prior to the Effective Date;

“Antitrust Filing” means a filing that must be made by either Party (or both Parties) to a Governmental Entity under any applicable antitrust, competition or similar Law applicable to the transactions contemplated by this Agreement as identified in Schedule D hereto;

“Antitrust Clearance” means any applicable approval or clearance shall have been received from a Governmental Entity and any applicable waiting period shall have expired or been terminated or waived by a Governmental Entity in relation to any Antitrust Filing identified in Schedule D hereto;

“Arrangement” means the arrangement of Minefinders under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided, however, that any such amendment or variation is acceptable to both Minefinders and Pan American, each acting reasonably);

“Arrangement Resolution” means the special resolution of the Minefinders Securityholders approving the Plan of Arrangement which is to be considered at the Minefinders Meeting substantially in the form and content of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement to be filed in accordance with the OBCA after the Final Order is made, which shall be in form and content satisfactory to Minefinders and Pan American, each acting reasonably;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit;

“Available Cash Amount” has the meaning ascribed thereto in the Plan of Arrangement;

“Available Share Amount” has the meaning ascribed thereto in the Plan of Arrangement;

“bump transaction” has the meaning ascribed thereto in Subsection 5.7(b);

“business day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia;

“Broker” has the meaning ascribed thereto in Section 2.11;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Section 183(2) of the OBCA;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Confidentiality Agreements” means the confidentiality agreements between Pan American and Minefinders dated March 14, 2011 and May 26, 2011 pursuant to which the Parties provided confidential information to each other;

“Consideration” means, in respect of each Minefinders Share held by a Minefinders Shareholder, the cash or fully-paid and non-assessable Pan American Shares, or combination thereof, receivable therefor by the Minefinders Shareholder pursuant to the Plan of Arrangement;

“Consideration Shares” means the Pan American Shares to be issued pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Superior Court of Justice of Ontario;

“Depositary” means Kingsdale Shareholder Services Inc.;

“Director” means the director appointed under Section 278 of the OBCA;

“Dissent Rights” means the rights of dissent exercisable by the Minefinders Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement;

“EDGAR” means the Electronic Data Gathering and Retrieval system of the United States Securities and Exchange Commission;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Eligible Holder” means a beneficial holder of Minefinders Shares that is:  (i) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (ii) a partnership any member of which is a resident of Canada for the purposes of the Tax Act (other than a partnership all members of which that are residents of Canada exempt from tax under Part I of the Tax Act);

“Encumbrance” means, with respect to any property or asset, any mortgage, pledge, assignment, hypothec, charge, lien, security interest, adverse right or claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Approvals” means all permits, certificates, licences, consents, orders, grants, instructions, registrations, directions, approvals or other authorizations issued or required by any Governmental Entity pursuant to any Environmental Law;

“Environmental Laws” means all Laws, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to:  (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, arising under or related to any Environmental

Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance; (b) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (c) use, generation, disposal, treatment, processing, recycling, handling, transport, transfer, import, export or sale of Hazardous Substance;

“Environmental Permits” means all Permits or program participation requirements with or from any Governmental Entity under any Environmental Laws;

“Final Order” means the final order of the Court pursuant to Section 182(5)(f) of the OBCA, in a form acceptable to Minefinders and Pan American, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of both Minefinders and Pan American, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided, however, that any such amendment is acceptable to both Minefinders and Pan American, each acting reasonably) on appeal;

“GAAP” means, in relation to any financial year beginning on or before December 31, 2010, generally accepted accounting principles in Canada as then set out in the Canadian Institute of Chartered Accountants Handbook, and, in relation to any financial year beginning after December 31, 2010, generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook for an entity that prepares its financial statements in accordance with International Financial Reporting Standards;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX, NYSE Amex and Nasdaq; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any administrative, regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including cyanide, sulphuric acid, hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“HSR Act” means the United States Hart Scott Rodino Antitrust Improvements Act of 1976, as amended from time to time;

“Indenture” means the indenture dated as of November 3, 2010 between Minefinders and The Bank of New York Mellon, as trustee, governing the Minefinders Convertible Notes;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Sections 182(5)(a) and 182(5)(b) of the OBCA, in a form acceptable to Minefinders and Pan American, each acting reasonably, providing for, among other things, the calling and holding of the Minefinders Meeting, as the same may be amended by the Court with the consent of Minefinders and Pan American, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Locked-up Shareholders” means Mark H. Bailey, Laurence Morris, Tench C. Page, Greg D. Smith, Robert Leclerc, H. Leo King, James M. Dawson and W. Robert Gilroy, who together hold 1,518,954 Minefinders Shares and Minefinders Options to acquire up to 1,810,000 Minefinders Shares;

“Mailing Deadline” means the later of: (a) February 17, 2012; and (b) the date that is seven (7) business days following receipt by Minefinders from Pan American of all of Pan American’s information required to be included in the Minefinders Circular;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“Material Contract” means an agreement to which a Party or any of its Subsidiaries is a party or by which a Party, any of its Subsidiaries or any of their material properties or assets is bound or under which a Party or any of its Subsidiaries has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied): (a) involving payments to or by such Party or any of its Subsidiaries in excess of, in the case of Pan American, $2,500,000 annually or $5,000,000 in aggregate over the term of the contract, or in the case of Minefinders, $1,000,000 annually or $2,000,000 in aggregate over the term of the contract; (b) involving rights or obligations that may reasonably extend beyond three years and which does not terminate or cannot be terminated without penalty on less than three months’ notice; (c) in the case of Minefinders or any of its Subsidiaries, which provide any interest in the material Mineral Rights or Property comprising the Dolores Mine to one or more third parties; (d) which is outside the ordinary course of business; (e) which contain covenants that: (i) in any way purport to restrict the business activity of such Party or any of its Subsidiaries; or (ii) limit the freedom of such Party or any of its Subsidiaries to engage in any line of business or to compete with any Person; (f) which, if terminated without the consent of all of the parties to the contract would result, in the case of Pan American, in a Pan American Material Adverse Effect or, in the case of Minefinders, in a Minefinders Material Adverse Effect; (g) is a contract pursuant to which a Party or any of its Subsidiaries provides any indemnification to any other Person other than in the ordinary course of business; (h) that is a financial risk management contract, such as currency, commodity or interest related hedge contracts; (i) that is a securityholder agreement, securityholder declaration, voting trust or pooling agreement; or (j) which is required to be filed on SEDAR pursuant to Securities Laws;

“Meeting Deadline” means March 21, 2012;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions of the Ontario Securities Commission and the autorité des marchés financiers;

“Minefinders 2003 Option Plan” means the incentive stock option plan of Minefinders, dated April 16, 2003 (as amended);

“Minefinders 2011 Option Plan” means the incentive stock option plan of Minefinders, dated February 15, 2011 (as amended);

“Minefinders Annual Information Form” means the annual information form of Minefinders dated February 24, 2011;

“Minefinders Balance Sheet” has the meaning ascribed thereto in Subsection 3.1(m);

“Minefinders Benefit Plans” means any pension plans or other employee compensation, other than equity- or security-based compensation arrangements, or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Minefinders or any of its Subsidiaries or for which Minefinders or its Subsidiaries could have any liability;

“Minefinders Board” means the board of directors of Minefinders as the same is constituted from time to time;

“Minefinders Budget” means the draft operating budget and draft capital budget of Minefinders for 2012, together with all expenditures which have been approved by the Minefinders Board prior to the date of this Agreement, copies of which have been provided to Pan American;

“Minefinders Change in Recommendation” has the meaning ascribed thereto in Subsection 8.2(a)(iii)(A);

“Minefinders Circular” means the notice of the Minefinders Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Minefinders Securityholders in connection with the Minefinders Meeting, as amended, supplemented or otherwise modified from time to time;

“Minefinders Combined Securityholder Approval” has the meaning ascribed thereto in Subsection 2.2(c)(ii);

“Minefinders Convertible Notes” mean the 4.5% convertible senior notes due 2015 issued pursuant to the Indenture;

“Minefinders Disclosure Letter” means the disclosure letter executed by Minefinders and delivered to, and acknowledged and accepted and agreed to by, Pan American prior to the execution of this Agreement, as amended;

“Minefinders Expense Payment” has the meaning ascribed thereto in Subsection 8.3(b);

“Minefinders Expense Payment Event” has the meaning ascribed thereto in Subsection 8.3(d);

“Minefinders Material Adverse Effect” means any one or more changes, effects, events or occurrences that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Minefinders and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (1) in or relating to general political, economic or financial conditions in Canada, the United States or Mexico, (2) in or relating to financial or capital market conditions in general, including any reduction in market indices, (3) in or relating to currency exchange, interest rates or the price of metals, (4) in or relating to the mining industry in general, (5) in or relating to GAAP or regulatory accounting requirements, (6) in or relating to any change in any Laws or any interpretation, application or non-application thereof by any Governmental Entity, (7i) relating to any failure to meet any internal or publicly disclosed projections, forecasts or estimates of, or guidance relating to, revenue, earnings, cash flow or other financial metrics of Minefinders or the production of metals by Minefinders, whether made by or attributed to Minefinders or any financial analyst or other Person, or any decline or decrease in the market price or volume of trading of the Minefinders Shares (it being understood that the cause or causes underlying any such failure, decline or decrease may, in and of itself or themselves, constitute a Minefinders Material Adverse Effect and may be taken into account in determining whether a Minefinders Material Adverse Effect has otherwise occurred), or (8) relating to a change in the market trading price of the Minefinders Shares either: (A) related to this Agreement, the Arrangement or the announcement thereof; or (B) related primarily to a change, effect, event or occurrence excluded from this definition of “Minefinders Material Adverse Effect” under subsections (i) to (vi) above; provided, however, that such effect referred to in subsections (i) to (vi) above does not primarily relate to (or have the effect of primarily relating to) Minefinders or its Subsidiaries or disproportionately adversely affect Minefinders and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which Minefinders and its Subsidiaries operate; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Minefinders Material Adverse Effect” has occurred;

“Minefinders Material Subsidiary” means the Minefinders Subsidiaries set out in Schedule 3.1(e) of the Minefinders Disclosure Letter;

“Minefinders Meeting” means the special meeting of Minefinders Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Minefinders Optionholders” means, at any particular time, the holders of Minefinders Options at that time;

“Minefinders Options” means the outstanding options to purchase Minefinders Shares granted under the Minefinders 2003 Option Plan and the Minefinders 2011 Options;

“Minefinders Public Documents” means all documents or information filed on SEDAR or EDGAR by Minefinders under applicable Securities Laws since and including January 1, 2010 to and including the date hereof;

“Minefinders Securityholders” means the Minefinders Shareholders and the Minefinders Optionholders;

“Minefinders Shareholder Approval” has the meaning ascribed thereto in Subsection 2.2(c)(i);

“Minefinders Shareholders” means, at any particular time, the holders of Minefinders Shares;

“Minefinders Shares” means the common shares without par value in the authorized share capital of Minefinders;

“Minefinders Termination Payment” has the meaning ascribed thereto in Subsection 8.3(b);

“Minefinders Termination Payment Event” has the meaning ascribed thereto in Subsection 8.3(c);

“Minefinders Third Party Consents” has the meaning ascribed thereto in Subsection 3.1(d);

“Minefinders 2011 Options” means the outstanding options to acquire Minefinders Shares granted under the Minefinders 2011 Option Plan;

“Mineral Rights” has the meaning ascribed thereto in Subsection 3.1(n)(i);

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Nasdaq” means the Nasdaq Global Market;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“NYSE Amex” means the NYSE Amex Equities;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Option Shares” means the Pan American Shares issuable on exercise of Replacement Options;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person; provided, however, that in any event such action is not unreasonable or unusual;

“Outside Date” means May 31, 2012, or such later date as may be agreed to in writing by the Parties;

“Pan American Annual Information Form” means the annual information form of Pan American dated March 31, 2011;

“Pan American Balance Sheet” has the meaning ascribed thereto in Subsection 4.1(l);

“Pan American Benefit Plans” means any pension or retirement income plans or other employee compensation, other than equity- or security-based compensation arrangements, or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Pan American or any of its Subsidiaries or for which Pan American or its Subsidiaries could have any liability;

“Pan American Board” means the board of directors of Pan American as the same is constituted from time to time;

“Pan American Change in Recommendation” has the meaning ascribed thereto in Subsection 8.2(a)(iv)(A);

“Pan American Circular” means the notice of the Pan American Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Pan American Shareholders in connection with the Pan American Meeting, as amended, supplemented or otherwise modified from time to time;

“Pan American Disclosure Letter” means the disclosure letter executed by Pan American and delivered to, and acknowledged and accepted and agreed to by, Minefinders prior to the execution of this Agreement, as amended;

“Pan American Expense Payment” has the meaning ascribed thereto in Subsection 8.3(b);

“Pan American Expense Payment Event” has the meaning ascribed thereto in Subsection 8.3(f);

“Pan American Material Adverse Effect” means any one or more changes, effects, events or occurrences that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Pan American and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) in or relating to general political, economic or financial conditions in Canada, the United States, Peru, Mexico, Argentina or Bolivia, (ii) in or relating to financial or capital market conditions in general, including any reduction in market indices, (iii) in or relating to currency exchange, interest rates or the price of metals, (iv) in or relating to the mining industry in general, (v) in or relating to GAAP or regulatory accounting requirements, (vi) in or relating to any change in any Laws or any interpretation, application or non-application thereof by any Governmental Entity, (vii) relating to any failure to meet any internal or publicly disclosed projections, forecasts or estimates of, or guidance relating to, revenue, earnings, cash flow or other financial metrics of Pan American or the production of metals by Pan American, whether made by or attributed to Pan American or any financial analyst or other Person, or any decline or decrease in the market price or volume of trading of the Pan American Shares (it being understood that the cause or causes underlying any such failure, decline or decrease may, in and of itself or themselves, constitute a Pan American Material Adverse Effect and may be taken into account in determining whether a Pan American Material Adverse Effect has otherwise occurred), or (viii) relating to a change in the market trading price of the Pan American Shares either: (A) related to this Agreement, the Arrangement or the announcement thereof; or (B) related primarily to a change, effect, event or occurrence excluded from this definition of “Pan American Material Adverse Effect” under subsections (i) to (vi) above; provided, however, that such effect referred to in subsections (i) to (vi) above does not primarily relate to (or have the effect of primarily relating to) Pan American or its Subsidiaries or disproportionately adversely affect Pan American and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which Pan American and its Subsidiaries operate; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether an “Pan American Material Adverse Effect” has occurred;

“Pan American Material Subsidiaries” means the Pan American subsidiaries listed in Schedule 4.1(e) of the Pan American Disclosure Letter;

“Pan American Meeting” means the special meeting of Pan American Shareholders, including any adjournment or postponement thereof, to be called for the purpose of obtaining Pan American Shareholder Approval;

“Pan American Mineral Rights” has the meaning ascribed thereto in Subsection 4.1(m)(i);

“Pan American Property” has the meaning ascribed thereto in Subsection 4.1(m)(i);

“Pan American Public Documents” means all documents or information filed on SEDAR or EDGAR by Pan American under applicable Securities Laws since and including January 1, 2010 to and including the date hereof;

“Pan American Resolution” means the ordinary resolution of Pan American Shareholders approving the issuance of the Consideration Shares, Option Shares and Underlying Shares at the Pan American Meeting substantially in the form and content of Schedule C;

“Pan American Shareholder Approval” means the approval by the Pan American Shareholders by ordinary resolution of the issuance of the Consideration Shares, Option Shares and Underlying Shares at the Pan American Meeting, in accordance with the policies of the TSX and Nasdaq;

“Pan American Shareholders” means the holders of Pan American Shares;

“Pan American Shares” means the common shares without par value in the authorized capital of Pan American;

“Pan American Termination Payment” has the meaning ascribed thereto in Subsection 8.3(b);

“Pan American Termination Payment Event” has the meaning ascribed thereto in Subsection 8.3(c);

“Pan American Third Party Consents” has the meaning ascribed thereto in Subsection 4.1(d);

“Pan American Warrants” means the outstanding share purchase warrants to purchase Pan American Shares;

“Parties” means Minefinders and Pan American, and “Party” means any of them;

“Payment” has the meaning ascribed thereto in Subsection 8.3(b)(i);

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Minefinders, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Minefinders and Pan American, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Subsection 5.7(a);

“Property” has the meaning ascribed thereto in Subsection 3.1(n)(i);

“Proposed Pan American Agreement” has the meaning ascribed thereto in Subsection 7.2(e);

“Proposed Minefinders Agreement” has the meaning ascribed thereto in Subsection 7.1(e);

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the consummation of the Arrangement or any of the transactions contemplated hereby, including, if applicable, any Antitrust Clearance;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Replacement Options” has the meaning ascribed thereto in Subsection 3.1(d) of the Plan of Arrangement;

“Response Period” shall have the meaning ascribed thereto in Section 7.1(e)(v);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the securities legislation of each of the provinces and territories of Canada, the policies and instruments of the Canadian Securities Administrators, the U.S. Securities Act and U.S. Exchange Act and all other applicable state, federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“Superior Proposal” means an unsolicited Acquisition Proposal made by a third party to a Party or its shareholders in writing after the date hereof:  (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Minefinders Shares or all of the Pan American Shares, as the case may be, or all or substantially all of the assets of Minefinders or Pan American on a consolidated basis, as the case may be; (ii) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal; (iii) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been obtained or demonstrated to the satisfaction of the board of directors of that Party, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel) to be reasonably likely to be obtained without undue delay; (iv) which is not subject to a due diligence and/or access condition; (v) that did not result from a breach of Section 7.1 or 7.2, as applicable, by that Party, any of its Subsidiaries or their representatives; (vi) that is made available to all Minefinders Shareholders or all Pan American Shareholders, as the case may be, on the same terms and conditions; and (vii) in respect of which the board of directors of that Party determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below), (x) that failure to recommend such Acquisition Proposal to its securityholders would be inconsistent with its fiduciary duties and (y) would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to its securityholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Pan American pursuant to Subsection 7.1(f));

“Supplemental Indenture” means any instrument executed and delivered by Pan American to The Bank of New York Mellon, as trustee with respect to the Minefinders Convertible Notes, in accordance with the terms of the Indenture, pursuant to which Pan American expressly assumes all the obligations of Minefinders under the Minefinders Convertible Notes and the Indenture;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, United Kingdom, European Union and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1;

“TSX” means the Toronto Stock Exchange;

“Underlying Shares” means the Pan American Shares (including, for greater certainty, any “Additional Shares”, as such term is defined in the Indenture) issuable, following the Effective Date of the Arrangement, upon the conversion of the Minefinders Convertible Notes in accordance with the terms and conditions thereof, if any;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“Voting Agreements” means the voting agreements (including all amendments thereto) between Pan American and the Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Minefinders Shares in favour of the Arrangement Resolution; and

“Withholding Obligations” has the meaning ascribed thereto in Section 2.11.

1.2	Interpretation

For the purposes of this Agreement, except as otherwise expressly provided:

(a)    “this Agreement” means this Arrangement Agreement, including the recitals and Appendices hereto, and not any particular Article, Section, Subsection or other subdivision, recital or Appendix hereof and includes the Pan American Disclosure Letter and the Minefinders Disclosure Letter, as the same may, from time to time, be supplemented or amended in accordance with the terms hereof;

(b)    the words “hereof”, “herein”, “hereto” and “hereunder” and other word of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, or other subdivision, recital or Appendix hereof;

(c)    all references in this Agreement to a designated “Article”, “Section”, “Subsection” or other subdivision, recital or “Appendix” hereof are references to the designated Article, Section, Subsections or other subdivision, recital or Appendix to, this Agreement;

(d)    the division of this Agreement into Article, Sections, Subsections and other subdivisions, recitals or Appendix, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)    a reference to a statute in this Agreement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(f) the word “or” is not exclusive;

(g) the word “including” is not limiting, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(h) all references to “approval”, “authorization” or “consent” in this Agreement means written approval, authorization or consent, unless expressly stated to the contrary.

1.3	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of either Party shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP consistently applied.

1.7	Knowledge

(a)    In this Agreement, references to “the knowledge of Minefinders” means the actual knowledge of Mark H. Bailey, Laurence Morris, Tench C. Page and Greg D. Smith, in each case, after making due enquiries regarding the relevant matter.

(b)    In this Agreement, references to “the knowledge of Pan American” means the actual knowledge of Geoff Burns, Steven Busby, Rob Doyle, Michael Steinmann and Robert Pirooz, in each case, after making due enquiries regarding the relevant matter.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A - Plan of Arrangement
Schedule B - Arrangement Resolution
Schedule C - Pan American Resolution
Schedule D - Antitrust Filings and Clearances

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

Minefinders and Pan American agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable following the execution of this Agreement, and in any event in sufficient time to hold the Minefinders Meeting in accordance with Section 2.3, Minefinders shall apply to the Court in a manner acceptable to Pan American, acting reasonably, pursuant to clause 182(5) of the OBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Minefinders Meeting and for the manner in which such notice is to be provided;

(b) for confirmation of the record date for the Minefinders Meeting referred to in Section 2.3(a);

(c) that the requisite approval for the Arrangement Resolution shall be:

(i)   two-thirds of the votes cast on the Arrangement Resolution by the Minefinders Shareholders present in person or by proxy at the Minefinders Meeting and voting as a single class (the “Minefinders Shareholder Approval”), with each Minefinders Share entitling the holder thereof to one vote thereon; and

(ii)  two-thirds of the votes cast on the Arrangement Resolution by the Minefinders Shareholders and the holders of Minefinders Options present in person or by proxy at the Minefinders Meeting and voting as a single class (the “Minefinders Combined Securityholder Approval”), with each Minefinders Share entitling the holder thereof to one vote thereon and each Minefinders Option entitling the holder thereof to that number of votes thereon equal to that number of Minefinders Shares issuable upon valid exercise of such Minefinders Option;

(d    that, in all other respects, the terms, conditions and restrictions of the Minefinders constating documents, including quorum requirements and other matters, shall apply in respect of the Minefinders Meeting;

(e) for the grant of Dissent Rights to the Minefinders Shareholders who are registered Minefinders Shareholders;

(f) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)    that the Minefinders Meeting may be adjourned or postponed from time to time by the Minefinders Board, subject to the terms of this Agreement, without the need for additional approval of the Court;

(h)    that it is Pan American’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and Replacement Options to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and

(i) for such other matters as Pan American may reasonably require, subject to obtaining the prior consent of Minefinders, such consent not to be unreasonably withheld or delayed.

2.3	Minefinders Meeting

Subject to the terms of this Agreement:

(a)    Minefinders agrees to convene and conduct the Minefinders Meeting in accordance with the Interim Order, Minefinders’ articles, by-laws and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline.  Minefinders and Pan American agree to use their commercially reasonable efforts to schedule the Minefinders Meeting and Pan American Meeting to occur on the same day, with the Minefinders Meeting to occur after the Pan American Meeting.  Minefinders agrees that it shall, in consultation with Pan American, fix and publish a record date for the purposes of determining the Minefinders Shareholders and holders of Minefinders Options entitled to receive notice of and vote at the Minefinders Meeting in accordance with the Interim Order;

(b)    Subject to Subsection 7.1(k), Minefinders shall not, except as required for quorum purposes, as required by Law, or otherwise as permitted under this Agreement, adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Minefinders Meeting without Pan American’s prior written consent;

(c)    Minefinders shall advise Pan American as Pan American may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the Minefinders Meeting, as to the aggregate tally of the proxies received by Minefinders in respect of the Arrangement Resolution;

(d)    Minefinders shall promptly advise Pan American of any written notice of dissent or purported exercise by any Minefinders Shareholder of Dissent Rights received by Minefinders in relation to the Arrangement and any withdrawal of Dissent Rights received by Minefinders and any written communications sent by or on behalf of Minefinders to any Minefinders Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement; and

(e) Minefinders shall provide notice to Pan American of the Minefinders Meeting and use its commercially reasonable efforts to allow representatives of Pan American to attend the Minefinders Meeting.

2.4	Minefinders Circular

(a)    As promptly as reasonably practicable following execution of this Agreement, and in any event prior to the close of business on the Mailing Deadline, Minefinders shall (i) prepare the Minefinders Circular together with any other documents required by applicable Laws in connection with the Minefinders Meeting, (ii) file the Minefinders Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Minefinders Circular as required under applicable Laws and by the Interim Order.  On the date of mailing thereof, the Minefinders Circular shall comply in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Minefinders Shareholders and holders of Minefinders Options to form a reasoned judgement concerning the matters to be placed before them at the Minefinders Meeting.

(b)    In the event that Minefinders provides a notice to Pan American regarding a possible Acquisition Proposal pursuant to Subsection 7.1(c) prior to the mailing of the Minefinders Circular, then unless the Parties agree otherwise, the Mailing Deadline will be extended until the date that is seven days following the earlier of either: (i) written notification from Minefinders to Pan American that the Minefinders Board has determined that the Acquisition Proposal is not a Superior Proposal; or (ii) the date on which Minefinders and Pan American enter into an amended agreement pursuant to Subsection 7.1(f) which results in the Acquisition Proposal in question not being a Superior Proposal.  In the event that the Mailing Deadline is so extended, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Mailing Deadline has been extended.

(c)    Minefinders shall ensure that the Minefinders Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Minefinders Circular will not contain any misrepresentation (except that Minefinders shall not be responsible for any information relating to Pan American and its affiliates, including the Pan American Shares).

(d) Minefinders shall disclose in the Minefinders Circular:

(i)    that the Minefinders Board has received a fairness opinion from BMO Nesbitt Burns Inc. to the effect that as of the date of such opinion, subject to the scope of review, assumptions and limitations, set out therein, the Consideration is fair from a financial point of view to the Minefinders Shareholders (other than Pan American and its affiliates);

(ii) complete text of the fairness opinion from BMO Nesbitt Burns Inc.;

(iii)  subject to Subsection 7.1(h), that the Minefinders Board has determined, after receiving financial and legal advice, that the Consideration per Minefinders Share to be received by Minefinders Shareholders (other than Pan American and its affiliates) pursuant to the Arrangement is fair and that the Arrangement is in the best interests of Minefinders, and the Minefinders Board has decided to recommend that the Minefinders Shareholders and holders of Minefinders Options vote in favour of the Arrangement Resolution.

(e)    Subject to Section 7.1: (i) Minefinders shall solicit proxies in favour of the Arrangement Resolution, against any resolution submitted by any Minefinders Shareholder, including, if so requested by Pan American, using the services of dealers and proxy solicitation services selected and compensated by Pan American and permitting Pan American to otherwise assist Minefinders in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Minefinders Shareholders and holders of Minefinders Options; (ii) the Minefinders Board shall recommend to holders of Minefinders Shares and Minefinders Options that they vote in favour of the Arrangement Resolution; (iii) the Minefinders Board shall not make a Minefinders Change in Recommendation; and (iv) Minefinders shall include in the Minefinders Circular a statement that each director and executive officer of Minefinders intends to vote all of such Person’s Minefinders Shares and Minefinders Options in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the Voting Agreements.

(f)    Pan American shall provide to Minefinders all information regarding Pan American, its affiliates and the Pan American Shares, including any pro forma financial statements prepared in accordance with GAAP and applicable Laws, as required by the Interim Order or applicable Laws for inclusion in the Minefinders Circular or in any amendments or supplements to such Minefinders Circular.  Pan American shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Minefinders Circular and to the identification in the Minefinders Circular of each such advisor.  Pan American shall ensure that such information is complete and accurate in all material respects, complies in all material respects with applicable Laws and, without limiting the generality of the foregoing, does not include any misrepresentation concerning Pan American, its affiliates or the Pan American Shares.

(g)    Pan American and its legal counsel shall be given a reasonable opportunity to review and comment on the Minefinders Circular prior to the Minefinders Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Pan American and its legal counsel; provided, however, that all information relating solely to Pan American, its affiliates and the Pan American Shares included in the Minefinders Circular shall be in form and content satisfactory to Pan American, acting reasonably.  Minefinders shall provide Pan American with final copies of the Minefinders Circular prior to the mailing to the Minefinders Shareholders and holders of Minefinders Options.

(h)    Minefinders and Pan American shall each promptly notify the other if, at any time before the Effective Date, either becomes aware that the Minefinders Circular contains a misrepresentation, or that an amendment or supplement to the Minefinders Circular is otherwise required and the Parties shall co-operate in the preparation of any amendment or supplement to the Minefinders Circular as required or appropriate, and Minefinders shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Minefinders Circular to Minefinders Shareholders and holders of Minefinders Options and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.5	Preparation of Filings

Pan American and Minefinders shall co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of Antitrust Filings and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, including their obligations under applicable Laws.  It is acknowledged and agreed that, unless required to ensure that (i) the Consideration Shares, Option Shares and Underlying Shares are freely tradeable in Canada, and (ii) that the Consideration Shares, the Option Shares and the Underlying Shares will not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act upon their issuance, Pan American shall not be required to file a prospectus, registration statement or similar document or otherwise become subject to the securities Laws of any jurisdiction (other than the United States and a Province of Canada) in order to complete the Arrangement.  Pan American may elect, at its sole discretion, to make such securities and other regulatory filings in the United States, including state “blue sky” securities laws or other jurisdictions as may be necessary or desirable in connection with the completion of the Arrangement.  Minefinders shall provide to Pan American all information regarding Minefinders and its affiliates as required by applicable Securities Laws in connection with such filings.  Minefinders shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in such filings and to the identification in such filings of each such advisor.

2.6	Final Order

If:

(a) the Interim Order is obtained; and

(b)    the Arrangement Resolution is passed at the Minefinders Meeting as provided for in the Interim Order and as required by applicable Law and the Pan American Resolution is passed at the Pan American Meeting as required by applicable Law, subject to the terms of this Agreement, Minefinders shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to Section 182(5)(f) of the OBCA held as soon as reasonably practicable and, in any event, within two (2) business days following the later of the approval of the Arrangement Resolution at the Minefinders Meeting and the approval of the Pan American Resolution at the Pan American Meeting.

2.7	Court Proceedings

Subject to the terms of this Agreement, Pan American will cooperate with and assist Minefinders in seeking the Interim Order and the Final Order, including by providing Minefinders on a timely basis any information reasonably required to be supplied by Pan American in connection therewith.  Minefinders will provide legal counsel to Pan American with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments.  Subject to applicable Law, Minefinders will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.7 or with Pan American’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall require Pan American to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases Pan American’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement.  Minefinders shall also provide to Pan American’s legal counsel on a timely basis copies of any notice of appearance or other Court documents served on Minefinders in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Minefinders indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.  Minefinders will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.  In addition, Minefinders will not object to legal counsel to Pan American making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided, however, that Minefinders is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.  Minefinders will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Minefinders is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Pan American.

2.8	Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Plan of Arrangement.  On the second (2nd) business day after the satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by Minefinders with the Director; provided, however, that the Articles of Arrangement shall not be sent to the Director, for endorsement by the Director, except as contemplated hereby or with Pan American’s prior written consent.  From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the OBCA.  Minefinders agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.4 of this Agreement to include such other terms determined to be necessary or desirable by Pan American; provided, however, that the Plan of Arrangement shall not be amended in any manner which has the effect of reducing the Consideration or which is otherwise prejudicial to the Minefinders Shareholders or other parties to be bound by the Plan of Arrangement and is not inconsistent with the provisions of this Agreement.  The closing of the Arrangement will take place at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia at 7:00 a.m. (Vancouver time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9	Payment of Consideration

Pan American will, following receipt by Minefinders of the Final Order and prior to the filing by Minefinders of the Articles of Arrangement, deposit in escrow with the Depositary (a) sufficient Pan American Shares and cash to satisfy the Consideration payable to the Minefinders Shareholders and (b) sufficient cash to satisfy any cash payments in lieu of fractional Pan American Shares, pursuant to the Plan of Arrangement (other than payments to Minefinders Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

2.10	Announcement and Shareholder Communications

Pan American and Minefinders shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by Pan American and Minefinders, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably.  Pan American and Minefinders agree to co-operate in the preparation of presentations, if any, to Minefinders Shareholders or the Pan American Shareholders regarding the transactions contemplated by this Agreement, and no Party shall: (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); or (b) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.  To the extent possible, each Party shall provide prior notice to the other Party of any material public disclosure that it proposes to make regarding its business or operations, together with a draft copy of such disclosure.  Such other Party and its legal counsel shall be given a reasonable opportunity to review and comment on such information prior to such information being disseminated publicly or filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by such other Party and its counsel.

2.11	Withholding Taxes

Pan American, Minefinders and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any former Minefinders Shareholder (an “Affected Person”) such amounts as Pan American, Minefinders or the Depositary may be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes (the “Withholding Obligations”).  To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such withheld amounts are actually remitted to the appropriate taxing authority.  Pan American, Minefinders and the Depositary shall also have the right to withhold and sell, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person, such number of Pan American Shares issued or issuable to such Affected Person pursuant to the Arrangement Agreement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations.  Any such sale of Pan American Shares shall be affected on a public market and as soon as practicable following the Effective Date.  None of Pan American, Minefinders and the Depositary or the Broker will be liable for any loss arising out of any sale of such Pan American Shares, including any loss relating to the manner or timing of such sales, the prices at which the Pan American Shares are sold or otherwise.

2.12	List of Shareholders

At the reasonable request of Pan American from time to time, Minefinders shall provide Pan American with a list (in both written and electronic form) of the registered Minefinders Shareholders, together with their addresses and respective holdings of Minefinders Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Minefinders to acquire Minefinders Shares (including holders of Minefinders Options and Minefinders Convertible Notes) and a list of non-objecting beneficial owners of Minefinders Shares, together with their addresses and respective holdings of Minefinders Shares.  Minefinders shall from time to time require that its registrar and transfer agent furnish Pan American with such additional information, including updated or additional lists of Minefinders Shareholders and lists of holdings and other assistance as Pan American may reasonably request.

2.13	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and Replacement Options issued on completion of the Arrangement to the Minefinders Shareholders and holders of Minefinders Options, as applicable, will be issued by Pan American in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder.  In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a) the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b)    the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(c)    the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the Minefinders Shareholders and holders of Minefinders Options, as applicable, subject to the Arrangement;

(d)    Minefinders will ensure that each Minefinders Shareholder and holder of Minefinders Options entitled to receive Consideration Shares and Replacement Options, as applicable, on completion of the Arrangement, will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)    the Minefinders Shareholders and holders of Minefinders Options entitled to receive Consideration Shares and Replacement Options, as applicable, will be advised that the Consideration Shares and Replacement Options, respectively, issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Pan American in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act;

(f)    the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Minefinders Shareholders and holders of Minefinders Options;

(g)    the Interim Order approving the Minefinders Meeting will specify that each Minefinders Shareholder and holder of Minefinders Options will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(h) the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement; and

(i) the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Pan American Silver Corp., pursuant to the Plan of Arrangement.”

2.14	U.S. Tax Matters

Pan American, Acquireco and Minefinders intend to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation section 1.368-2(g) and to treat Pan American’s acquisition of Minefinders as a “reorganization” within the meaning of section 368(a) of the Code.  To that end, it is acknowledged that the exchange of Minefinders Shares for the Consideration pursuant to this Agreement and the Plan of Arrangement, the transfer of the Minefinders Shares to Acquireco, and the amalgamation of Acquireco and Minefinders with Minefinders surviving, are interdependent steps in a single transaction, to which the Parties hereto are legally committed as provided herein, and which may be fairly characterized as a tax-deferred “reorganization” within the meaning of section 368(a) of the Code.  Both Parties agree to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes, and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct.  The Parties agree to act in a manner that is consistent with the Parties’ intention that the Arrangement be treated as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes.  Notwithstanding the foregoing, Pan American and Minefinders make no representation, warranty or covenant to each other, to any Minefinders Shareholder, or any holder of securities of Minefinders (including without limitation any holder of Minefinders Options and Minefinders Convertible Notes) regarding the U.S. federal income tax consequences of the transactions contemplated by this Agreement to Minefinders, any Minefinders Shareholder, or any holder of securities of Minefinders.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MINEFINDERS

3.1	Representations and Warranties

Except as disclosed in the Minefinders Disclosure Letter (which, except as expressly stated therein, shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Minefinders hereby represents and warrants to Pan American as follows, and acknowledges that Pan American is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)    Organization and Qualification.  Minefinders is validly existing under the OBCA and has full corporate power and capacity to own its assets and conduct its business as now owned and conducted.  Minefinders is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Minefinders Material Adverse Effect.  True and complete copies of the constating documents of Minefinders have been delivered or made available to Pan American, and Minefinders has not taken any action to amend or supersede such documents.

(b) Fairness Opinion and Recommendation. As of the date hereof:

(i)    BMO Nesbitt Burns Inc. has delivered an oral opinion to the Minefinders Board to the effect that as of the date of such opinion, subject to the scope of review, assumptions and limitations, set out therein, the Consideration is fair, from a financial point of view, to the Minefinders Shareholders (other than Pan American and its affiliates); and

(ii)   the Minefinders Board has determined, after receiving financial and legal advice, that the Arrangement is fair to Minefinders Shareholders (other than Pan American and its affiliates) and that the Arrangement is in the best interests of Minefinders, and the Minefinders Board has resolved to recommend that the Minefinders Shareholders and holders of Minefinders Options vote in favour of the Arrangement Resolution.

(c)    Authority Relative to this Agreement.  Minefinders has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Minefinders and the consummation by Minefinders of the transactions contemplated by this Agreement have been duly authorized by the Minefinders Board and no other corporate proceedings on the part of Minefinders are necessary to authorize this Agreement other than Minefinders Shareholder Approval and Minefinders Combined Securityholder Approval.  This Agreement has been duly executed and delivered by Minefinders and constitutes a valid and binding obligation of Minefinders, enforceable by Pan American against Minefinders in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)    No Conflict; Required Filings and Consent.  The execution and delivery by Minefinders of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement will not violate, conflict with or result in a breach of any provision of the constating documents of Minefinders or those of any of its Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Minefinders Material Adverse Effect, will not: (i) violate, conflict with or result in a breach of: (A) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Minefinders or any of its Subsidiaries is a party or by which Minefinders or any of its Subsidiaries is bound; or (B) any Law to which Minefinders or any of its Subsidiaries is subject or by which Minefinders or any of its Subsidiaries is bound; (ii) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (iii) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any Encumbrance upon any of Minefinders’ assets or the assets of any of its Subsidiaries.  Other than the Interim Order, the Final Order, the third party consents, approvals and notices listed in Schedule 3.1(d) of the Minefinders Disclosure Letter (the “Minefinders Third Party Consents”), the filing or issuance (as the case may be) of the Certificate of Arrangement and Articles of Arrangement and any Antitrust Filing and Antitrust Clearance, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Minefinders for the consummation by Minefinders of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement not to cause or result in any loss of any rights or assets or any interest therein held by Minefinders or any of its Subsidiaries in any material properties, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the Arrangement.  For greater certainty, the only Regulatory Approval necessary on the part of Minefinders for the consummation by Minefinders of its obligations in connection with the Arrangement under this Agreement is the Antitrust Clearance.

(e)    Subsidiaries.  Minefinders does not have Subsidiaries or any material interests in any Person, other than those listed on Schedule 3.1(e) to the Minefinders Disclosure Letter.  Each Subsidiary of Minefinders is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Minefinders Material Adverse Effect.  Except as disclosed on Schedule 3.1(e) of the Minefinders Disclosure Letter, Minefinders beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries.  All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all Encumbrances of any kind or nature whatsoever; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.  Minefinders does not hold any material equity interest in any Subsidiary, other than its interests in the Subsidiaries listed on Schedule 3.1(e) to the Minefinders Disclosure Letter.

(f) Compliance with Laws.

(i)    The operations of Minefinders and its Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Minefinders or of any of its Subsidiaries and none of Minefinders or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Minefinders Material Adverse Effect.

(ii)   None of Minefinders or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Minefinders Material Adverse Effect.

(g)    Authorizations.  Minefinders and its Subsidiaries have obtained all Authorizations (including for greater certainty, Authorizations in connection with water supply and power supply) necessary for the ownership, operation, development, maintenance, or use of the Properties, Mineral Rights and material assets of Minefinders or its Subsidiaries or otherwise in connection with the material business or operations of Minefinders or its Subsidiaries as currently conducted and such Authorizations are in full force and effect, except where a failure to be in full force and effect would not have a Minefinders Material Adverse Effect.  Minefinders and its Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Minefinders Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of Minefinders, threatened regarding any of the Authorizations.  None of Minefinders or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Minefinders Material Adverse Effect and, to the knowledge of Minefinders, all such Authorizations continue to be effective in order for Minefinders and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted.  No Person other than Minefinders or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h) Capitalization and Listing.

(i)    The authorized share capital of Minefinders consists of an unlimited number of Minefinders Shares.  As at the date of this Agreement there are:  (A) 89,759,427 Minefinders Shares validly issued and outstanding as fully-paid and non-assessable shares of Minefinders; (B) outstanding Minefinders Options providing for the issuance of 2,898,413 Minefinders Shares upon the exercise thereof; and (C) outstanding Minefinders Convertible Notes providing for the issuance of 3,027,152 Minefinders Shares upon the conversion thereof (subject to increase in accordance with the terms of the Indenture).  The terms of the Minefinders Options (including exercise price) and Minefinders Convertible Notes are disclosed in Schedule 3.1(h)(i) to the Minefinders Disclosure Letter.  Except for the Minefinders Options and Minefinders Convertible Notes referred to in this Subsection 3.1(h)(i) there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Minefinders or any of its Subsidiaries to issue or sell any shares of Minefinders or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Minefinders or any of its Subsidiaries, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of Minefinders or any of its Subsidiaries based upon the book value, income or any other attribute of Minefinders or any of its Subsidiaries, and no Person is entitled to any pre-emptive or other similar right granted by Minefinders or any of its Subsidiaries.  The Minefinders Shares are listed on the TSX, NYSE Amex and the Frankfurt Stock Exchange and are not listed or quoted on any other market.

(ii)   Schedule 3.1(h)(ii) to the Minefinders Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Minefinders Options and, to the knowledge of Minefinders, Minefinders Convertible Notes and full details with respect to all such securities (including, where applicable, the number, exercise prices and expiration dates of each grant to such holders).  All Minefinders Shares that may be issued pursuant to the exercise of outstanding Minefinders Options and Minefinders Convertible Notes will, when issued in accordance with the terms thereof, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)  There are no outstanding contractual obligations of Minefinders or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Minefinders Shares or any shares of any of its Subsidiaries.  No Subsidiary of Minefinders owns any Minefinders Shares.

(iv)   No order ceasing or suspending trading in securities of Minefinders nor prohibiting the sale of such securities has been issued and is outstanding against Minefinders or its directors, officers or promoters.

(i)    Shareholder and Similar Agreements.  Minefinders is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Minefinders or any of its Subsidiaries.

(j) U.S. Securities Law Matters.

(i) Minefinders is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act.

(ii) Minefinders is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii) Minefinders is not a “shell company” as such term is defined in Rule 405 under the U.S. Securities Act.

(k)    Reports.  Minefinders has filed with all applicable Governmental Entities true and complete copies of the Minefinders Public Documents that Minefinders is required to file therewith.  Minefinders Public Documents at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable Securities Laws.  Minefinders has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(l) Financial Statements.

(i)    The audited consolidated financial statements for Minefinders as at and for each of the fiscal years ended on December 31, 2010, December 31, 2009, and December 31, 2008 including the notes thereto and the reports by Minefinders’ auditors thereon and the interim consolidated financial statements for Minefinders for the period ended September 30, 2011 including the notes thereto have been, and all financial statements of Minefinders which are publicly disseminated by Minefinders in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Minefinders and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).  There are no outstanding loans made by Minefinders or any of its Subsidiaries to any executive officer or director of Minefinders.

(ii)    The management of Minefinders has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Minefinders in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities.  Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Minefinders in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Minefinders’ management, including its chief executive officers and chief financial officers (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)   Minefinders maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Minefinders and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Minefinders and its Subsidiaries are being made only with Authorizations of management and directors of Minefinders and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Minefinders or its Subsidiaries that could have a material effect on its financial statements.  To the knowledge of Minefinders as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Minefinders that are reasonably likely to adversely affect the ability of Minefinders to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Minefinders.

(iv)   Since December 31, 2010, neither Minefinders nor any of its Subsidiaries nor, to Minefinders’ knowledge, any director, officer, employee, auditor, accountant or representative of Minefinders or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Minefinders or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Minefinders or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board.

(v)    Minefinders has commenced reporting under IFRS effective the quarter ended March 31, 2011, and, to the knowledge of Minefinders, the transition to IFRS will not result in any delay in the release of Minefinders’ financial results for any relevant period.

(m)    Undisclosed Liabilities.  Neither Minefinders nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the audited balance sheet of Minefinders as of December 31, 2010 (the “Minefinders Balance Sheet”) or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Minefinders and its Subsidiaries (other than those disclosed on the Minefinders Balance Sheet and/or in the notes to the Minefinders financial statements), reasonably be expected to have a Minefinders Material Adverse Effect, or have a Minefinders Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Minefinders Material Adverse Effect.  Without limiting the foregoing, the Minefinders Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of Minefinders and its Subsidiaries except as disclosed in the Minefinders Disclosure Letter.

(n) Interest in Properties and Mineral Rights.

(i)    All of Minefinders’ and its Subsidiaries’ material real properties (collectively, the “Property”) and all of Minefinders’ and its Subsidiaries’ material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “Mineral Rights”), are set out in the Minefinders Annual Information Form and Schedule 3.1(n)(i) of the Minefinders Disclosure Letter.  Other than the Properties and the Mineral Rights set out in the Minefinders Annual Information Form and Schedule 3.1(n)(i) of the Minefinders Disclosure Letter, neither Minefinders nor its Subsidiaries, owns or has any interest in any material real property or any material mineral interests and rights.

(ii)   Except as disclosed in the Minefinders Annual Information Form and Schedule 3.1(n)(ii) of the Minefinders Disclosure Letter, Minefinders or one of its Subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to the Property and the Mineral Rights, free and clear of any Encumbrances.

(iii) All of the Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iv)   The Property and the Mineral Rights are in good standing under applicable Law and all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(v) There is no material adverse claim against or challenge to the title to or ownership of the Property or any of the Mineral Rights.

(vi) Minefinders or one of its Subsidiaries has the exclusive right to deal with the Property and all of the Mineral Rights.

(vii)  Except as disclosed in the Minefinders Annual Information Form and Schedule 3.1(n)(vii) of the Minefinders Disclosure Letter, no Person other than Minefinders and its Subsidiaries has any interest in the Property or any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)   There are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Minefinders’ or a Subsidiary’s interest in the Property or any of the Mineral Rights.

(ix) There are no material restrictions on the ability of Minefinders and its Subsidiaries to use, transfer or exploit the Property or any of the Mineral Rights, except pursuant to the applicable Law.

(x)    Neither Minefinders nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Minefinders or a Subsidiary in any of the Property or any of the Mineral Rights.

(xi)    Minefinders and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences for operations from landowners or Governmental Entities permitting the use of land by Minefinders and its Subsidiaries, and mineral interests, that are required to conduct current operations on the Property and the Mineral Rights as contemplated in Minefinders Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by Minefinders to conduct current operations on the Property or any of the Mineral Rights as contemplated in Minefinders Public Documents filed (and available on SEDAR) on or before the date hereof.

(xii)    All mines located in or on the lands of Minefinders or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by Minefinders or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all material future abandonment, remediation and reclamation obligations known to Minefinders as of the date hereof have been accurately set forth in Minefinders Public Documents without omission of information necessary to make the disclosure not misleading.

(o)    Mineral Reserves and Resources.  The proven and probable mineral reserves and mineral resources for the various Properties and Mineral Rights in which Minefinders or its Subsidiaries hold an interest, as set forth in the Minefinders Public Documents, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43-101.  There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Minefinders, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts set forth in the Minefinders Public Documents, other than in the ordinary course.  All information regarding the Property and the Mineral Rights, including all drill results, technical reports and studies, that is required to be disclosed at Law, have been disclosed in the Minefinders Public Documents on or before the date hereof.

(p) Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Minefinders Material Adverse Effect:

(i)    all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Minefinders, its Subsidiaries and its material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof; and

(ii)   all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Minefinders or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

Except as disclosed in the Minefinders Public Documents, to the knowledge of Minefinders as of the date of this Agreement there are no operational, geotechnical, geochemical or structural issues relating to the exploration and development of the Property or Mineral Rights that, individually or in the aggregate, may be reasonably expected to result in a Minefinders Material Adverse Effect.

(q) Employment Matters.

(i)    Other than as disclosed in the Minefinders Disclosure Letter, neither Minefinders nor any of its Subsidiaries has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Minefinders.

(ii)   Except as disclosed in Schedule 3.1(q)(ii) of the Minefinders Disclosure Letter, neither Minefinders nor any of its Subsidiaries: (i) is a party to any collective bargaining agreement; or (ii) is subject to any application for certification or, to the knowledge of Minefinders, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of Minefinders, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 3.1(q) on or before the Effective Date.

(iii)  Neither Minefinders nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Minefinders, threatened, or any litigation actual, or to the knowledge of Minefinders, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have a Minefinders Material Adverse Effect.  To the knowledge of Minefinders, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Minefinders, except as would not be reasonably expected to have a Minefinders Material Adverse Effect.

(iv)   Minefinders and its Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Minefinders, threatened proceedings before any board or tribunal with respect to any of the areas listed in this Subsection 3.1(q)(iv), except where the failure to so operate would not have a Minefinders Material Adverse Effect.

(r) Absence of Certain Changes or Events. Since December 31, 2010:

(i) Minefinders and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

(ii)   no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Minefinders Material Adverse Effect has been incurred;

(iii) there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Minefinders Material Adverse Effect;

(iv) there has not been any change in the accounting practices used by Minefinders and its Subsidiaries, except as disclosed in the Minefinders Public Documents;

(v)    except as disclosed in Minefinders’ management information circular dated March 3, 2011 and except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any senior or executive officers or non-executive employees of Minefinders or its Subsidiaries;

(vi)   there has not been any redemption, repurchase or other acquisition of Minefinders Shares by Minefinders, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Minefinders Shares;

(vii)   there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

(viii) there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(ix)    there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Minefinders’ audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice.

(s)    Litigation.  Except as disclosed in the Minefinders Public Documents, there is no claim, action, proceeding or investigation pending or, to the knowledge of Minefinders, threatened against or relating to Minefinders or any of its Subsidiaries, the business of Minefinders or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Minefinders Material Adverse Effect or prevent or materially delay the consummation of the Arrangement, nor to knowledge of Minefinders are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided, however, that the representation in this Subsection 3.1(s) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Minefinders Material Adverse Effect).  Neither Minefinders nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Minefinders Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(t) Taxes.

(i)    Each of Minefinders and its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Minefinders and each of its Subsidiaries has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it and Minefinders has provided adequate accruals in accordance with GAAP in the most recently published financial statements of Minefinders for any Taxes of Minefinders and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.  Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(ii)   Each of Minefinders and its Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it.

(iii)   Each of Minefinders and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(iv)    None of Minefinders nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(v) To the best of its knowledge, Minefinders believes it was not a “passive foreign investment company” as defined in the Code during its previous taxable year.

(vi)    Other than ordinary course audits, reviews and investigations, there are no proceedings, investigations, audits or claims now pending or, to the knowledge of Minefinders, threatened against Minefinders or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(vii)    None of Minefinders or any of its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act for consideration the value of which is less than the fair market value of the property.

(viii)    Minefinders has made available to Pan American copies of all Tax Returns for the years 2010 and 2009 and all material written communication to or from any Governmental Entity and relating to the Taxes of any of Minefinders and its Subsidiaries, including, but not limited to, any closing agreements under Section 7121 of the Code or any similar provision of state, local or non-U.S. law or any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Entity, to the extent relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such tax on Minefinders or any of its Subsidiaries.

(ix)    For the purposes of the Tax Act and any other relevant Tax purposes, Minefinders and each of the Minefinders Material Subsidiaries are solely resident in the country in which they were formed or are now continued, as applicable, and are not resident in any other country.

(x)    There are no Encumbrances for Taxes upon any properties or assets of Minefinders or any of the Minefinders Material Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Minefinders’ audited financial statements).

(xi)    Neither Minefinders nor any of the Minefinders Material Subsidiaries has received any notice or inquiry from any Governmental Entity outside of the country in which Minefinders or the Minefinders Material Subsidiaries, respectively, is organized, to the effect that Minefinders or any of the Minefinders Material Subsidiaries is subject to net basis taxation or is tax resident or tax domiciled in any country other than the country in which Minefinders or any of the Minefinders Material Subsidiaries, respectively, is organized.

(xii) None of Minefinders’ Subsidiaries is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xiii) Neither Minefinders nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(xiv) Neither Minefinders nor any of its Subsidiaries is an “expatriated entity” within the meaning of Section 7874 of the Code.

(u)    Books and Records.  The corporate records and minute books of Minefinders and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Minefinders and its Subsidiaries as provided to Pan American are complete and accurate in all material respects.  The corporate minute books for Minefinders and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.  The financial books and records and accounts of Minefinders and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by Minefinders, accurately and fairly reflect the transactions and dispositions of assets of Minefinders and its Subsidiaries; and (c) in the case of its Subsidiaries, during the period of time when owned by Minefinders, accurately and fairly reflect the basis for Minefinders’ consolidated financial statements.

(v) Insurance.

(i)    Minefinders has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development.  All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Minefinders nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)   Each of such policies and other forms of insurance is in full force and effect on the date hereof.  No written (or to the knowledge of Minefinders other) notice of cancellation or termination has been received by Minefinders or any of its Subsidiaries with respect to any such policy.

(w) Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business or as disclosed in the Minefinders Public Documents or in Schedule 3.1(w) of the Minefinders Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Minefinders or any of its Subsidiaries) between Minefinders or any of its Subsidiaries on the one hand, and any: (a) officer or director of Minefinders or any of its Subsidiaries; (b) any holder of record or, to the knowledge of Minefinders, beneficial owner of five percent or more of the voting securities of Minefinders; or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(x) Benefit Plans.

(i)    Schedule 3.1(x)(i) of the Minefinders Disclosure Letter contains a true and complete list of all material Minefinders Benefit Plans.  Complete copies of all material Minefinders Benefit Plans including, but not limited to, any material trust instruments, insurance contracts and all amendments thereto have been provided to Pan American.

(ii)   Minefinders and its Subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, and there has been no communication to employees by Minefinders or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

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(iii) No Minefinders Benefit Plan is a “registered pension plan” as such term is defined in the Tax Act.

(iv)   Each Minefinders Benefit Plan has been operated in accordance with its terms and any contributions required to be made under each Minefinders Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Minefinders Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for Minefinders as at and for the fiscal year ended on December 31, 2010, including the notes thereto and the report by Minefinders’ auditors thereon.

(v)   There has been no amendment to, announcement by Minefinders or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Minefinders Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, nor the consummation of the Arrangement will: (i) entitle any employees of Minefinders or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Minefinders Benefit Plans; or (iii) limit or restrict the right of Minefinders or, after the consummation of the Arrangement, Pan American to merge, amend or terminate any of the Minefinders Benefit Plans.

(y) Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Minefinders Material Adverse Effect:

(i) all facilities and operations of Minefinders and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)   Minefinders and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Property and Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)  no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Minefinders and its Subsidiaries and, to the knowledge of Minefinders, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)   neither Minefinders nor any of its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)    to the knowledge of Minefinders, there are no changes in the status, terms or conditions of any Environmental Permits held by Minefinders or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Minefinders or any of its Subsidiaries following the Effective Date;

(A)    Minefinders and its Subsidiaries have made available to Pan American all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(B)    to the knowledge of Minefinders, Minefinders and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Minefinders Material Adverse Effect.

(z)    Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Minefinders or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Minefinders or any of its Subsidiaries, any acquisition of property by Minefinders or any of its Subsidiaries or the conduct of business by Minefinders or any its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement).

(aa)    Material Contracts.  Minefinders and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under any of their respective Material Contracts.  Neither Minefinders nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Minefinders have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Minefinders Material Adverse Effect.  Neither Minefinders nor any of its Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Minefinders, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Minefinders Material Adverse Effect.  Prior to the date hereof, Minefinders has made available to Pan American true and complete copies of all of the material contracts of Minefinders.  All contracts that are material to Minefinders and its Subsidiaries, on a consolidated basis, are with Minefinders or one of its Subsidiaries.  All Material Contracts of Minefinders and its Subsidiaries are legal, valid, binding and in full force and effect and are enforceable by Minefinders or one of its Subsidiaries in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.  Notwithstanding the foregoing, Minefinders has not entered into any Engineering, Procurement and Construction or Engineering, Procurement and Construction Management contract or contracts in respect of the construction of a mill at the Dolores Mine.

(bb)    Relationships with Customers, Suppliers, Distributors and Sales Representatives.  Minefinders has not received any written (or to the knowledge of Minefinders other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Minefinders or any Subsidiary, and, to the knowledge of Minefinders, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Minefinders Material Adverse Effect.

(cc)    Brokers.  Except for the fees to be paid to BMO Nesbitt Burns Inc. pursuant to its engagement letter with Minefinders, a true and complete copy of which has been delivered to Pan American, none of Minefinders, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(dd) Reporting Issuer Status. As of the date hereof, Minefinders is a reporting issuer not in default (or the equivalent) under the Securities Laws of each of the provinces and territories of Canada.

(ee) Stock Exchange Compliance. Minefinders is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and NYSE Amex.

(ff)    No Expropriation.  No property or asset of Minefinders or its Subsidiaries (including any Property or Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Minefinders, is there any intent or proposal to give any such notice or to commence any such proceeding.

(gg)    Corrupt Practices Legislation.  Neither Minefinders, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Minefinders or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Minefinders or any of its Subsidiaries or affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of Minefinders no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Minefinders or any of its Subsidiaries or affiliates.

(hh)    NGOs and Community Groups.  No material dispute between Minefinders or any of its Subsidiaries and any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group exists or, to the best of Minefinders’ knowledge, is threatened or imminent with respect to any of Minefinders’ or any of its Subsidiaries’ properties or exploration activities.  Minefinders has provided Pan American and Pan American’s representatives with full and complete access to all material correspondence received by Minefinders, Minefinders’ Subsidiaries or their representatives from any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group.

(ii)    HSR Act.  As determined in accordance with the HSR Act: (i) Minefinders and all entities controlled by Minefinders did not hold more than US$66 million in U.S. assets or have aggregate sales in or into the United States in excess of US$66 million in Minefinders’ most recent fiscal year; (ii) Minefinders and all entities controlled by Minefinders did not have aggregate sales in excess of US$5 million generated from property in the U.S. in the last 36 months; and (iii) Minefinders is not a “United States issuer” as defined in the HSR Act.

(jj)    Full Information.  Minefinders has provided Pan American and Pan American’s representatives with full and complete access to all of Minefinders’ and Minefinders’ Subsidiaries’ records and other documents and data.  The information provided to Pan American or its representatives and made available to Pan American or its representatives by Minefinders or its representatives, is true and correct in all material respects as at its respective date as stated therein or, if undated, the date of posting to the electronic data room or other method of delivery to Pan American and its representatives and no material facts have been omitted from that information which would make such information misleading.  Without limiting the generality of the foregoing, Minefinders has not failed to disclose to Pan American any fact or information which would be material to the consummation of the Arrangement.

3.2	Survival of Representations and Warranties

The representations and warranties of Minefinders contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PAN AMERICAN

4.1	Representations and Warranties

Except as disclosed in the Pan American Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Pan American hereby represents and warrants to Minefinders as follows, and acknowledges that Minefinders is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)    Organization and Qualification.  Pan American is duly incorporated and validly existing under the laws of the province of British Columbia and has full corporate power and capacity to own its assets and conduct its business as now owned and conducted.  Pan American is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Pan American Material Adverse Effect.  True and complete copies of the constating documents of Pan American have been delivered or made available to Minefinders, and Pan American has not taken any action to amend or supersede such documents.

(b) Fairness Opinion and Recommendation. As of the date hereof:

(i)    CIBC World Markets Inc. and Scotia Capital Inc. have each delivered an oral opinion to the Pan American Board to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be paid by Pan American pursuant to this Agreement is fair from a financial point of view to Pan American; and

(ii) the Pan American Board has resolved, after receiving financial and legal advice, to recommend that Pan American Shareholders vote in favour of the Pan American Resolution.

(c)    Authority Relative to this Agreement.  Pan American has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Pan American and the consummation by Pan American of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Pan American and no other corporate proceedings on the part of Pan American are necessary to authorize this Agreement, other than Pan American Shareholder Approval.  This Agreement has been duly executed and delivered by Pan American and constitutes a valid and binding obligation of Pan American, enforceable by Minefinders against Pan American in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)    No Conflict; Required Filings and Consent.  The execution and delivery by Pan American of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement will not violate, conflict with or result in a breach of any provision of the constating documents of Pan American or those of any of the Pan American Material Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Pan American Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Pan American or any of the Pan American Material Subsidiaries is a party or by which Pan American or any of the Pan American Material Subsidiaries is bound; or (ii) any Law to which Pan American or any of the Pan American Material Subsidiaries is subject or by which Pan American or any of the Pan American Material Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or lien upon any of Pan American’s assets or the assets of any of the Pan American Material Subsidiaries.  Other than Pan American Shareholder Approval, conditional listing approval of the TSX and the Nasdaq and the third party consents, approvals and notices listed in Schedule 4.1(d) of the Pan American Disclosure Letter (the “Pan American Third Party Consents”), and any Antitrust Filings and Antitrust Clearances, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Pan American for the consummation by Pan American of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement not to cause or result in any loss of any rights or assets or any interest therein held by Pan American or any of the Pan American Material Subsidiaries in any material properties, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the Arrangement.  For greater certainty, the only Regulatory Approvals necessary on the part of Pan American for the consummation by Pan American of its obligations in connection with the Arrangement under this Agreement are the Antitrust Clearance and the conditional listing approval of the TSX and the Nasdaq.

(e)    Subsidiaries.  Each Pan American Material Subsidiary is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Pan American Material Adverse Effect.  Except as disclosed on Schedule 4.1(e) of the Pan American Disclosure Letter, Pan American beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the Pan American Material Subsidiaries.  Except as set forth in Schedule 4.1(e) of the Pan American Disclosure Letter, all of the outstanding shares in the capital of each of the Pan American Material Subsidiaries that is a corporation are: (i) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all Encumbrances of any kind or nature whatsoever; and (ii) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.  Pan American does not have any material equity interests, other than (A) its interests in the Pan American Material Subsidiaries; and (B) as otherwise disclosed in the Pan American Public Documents.

(f) Compliance with Laws.

(i)    The operations of Pan American and the Pan American Material Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Pan American or of any of the Pan American Material Subsidiaries of Pan American and none of Pan American or any of the Pan American Material Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Pan American Material Adverse Effect.

(ii)   None of Pan American or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (A) its articles or by-laws or equivalent organizational documents; or (B) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Pan American Material Adverse Effect.

(g)    Pan American Authorizations.  Pan American and the Pan American Material Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Pan American or its Subsidiaries or otherwise in connection with the material business or operations of Pan American or its Subsidiaries as currently conducted and such Authorizations are in full force and effect, except where a failure to be in full force and effect, would not have a Pan American Material Adverse Effect.  Pan American and the Pan American Material Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Pan American Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of Pan American, threatened regarding any of the Authorizations.  None of Pan American or any of the Pan American Material Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Pan American Material Adverse Effect and, to the knowledge of Pan American, all such Authorizations continue to be effective in order for Pan American and the Pan American Material Subsidiaries to continue to conduct their respective businesses as they are currently being conducted.  Except as set forth in Schedule 4.1(g) of the Pan American Disclosure Letter, no Person other than Pan American or a Pan American Material Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h) Capitalization and Listing.

(i)    The authorized share capital of Pan American consists of 200,000,000 Pan American Shares.  As at the date of this Agreement there were:  (A) 104,492,743 Pan American Shares validly issued and outstanding as fully-paid and non-assessable shares of Pan American; (B) outstanding options providing for the issuance of 1,240,209 Pan American Shares upon the exercise thereof; and (C) 7,814,984 Pan American Warrants providing for the issuance of 7,814,984 Pan American Shares upon the exercise thereof.  Except for the securities referred to in this Subsection 4.1(h)(i) and except as set forth in Schedule 4.1(h) of the Pan American Disclosure Letter, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Pan American or any of its Subsidiaries to issue or sell any shares of Pan American or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Pan American or any of its Subsidiaries, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of Pan American or any of its Subsidiaries based upon the book value, income or any other attribute of Pan American or any of its Subsidiaries, and no Person is entitled to any pre-emptive or other similar right granted by Pan American or any of its Subsidiaries.  Pan American Shares are listed on the TSX and the Nasdaq, and are not listed or quoted on any other market.

(ii)   All Pan American Shares that may be issued pursuant to the exercise of outstanding Pan American options will, when issued in accordance with the terms of such securities, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)  There are no outstanding contractual obligations of Pan American or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Pan American Shares or any shares of any of its Subsidiaries.  No Subsidiary of Pan American owns any Pan American Shares.

(iv)  No order ceasing or suspending trading in securities of Pan American nor prohibiting the sale of such securities has been issued and is outstanding against Pan American or, its directors, officers or promoters.

(v)    All Consideration Shares, Option Shares and Underlying Shares will, when issued in accordance with the terms of the Arrangement, the Replacement Options, or the Minefinders Convertible Notes and the Supplemental Indenture (if any), as the case may be, be duly authorized, validly issued, fully-paid and non-assessable Pan American Shares.

(i)    Shareholder and Similar Agreements.  Except as set forth in Schedule 4.1(i) of the Pan American Disclosure Letter, Pan American is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Pan American or any of its Subsidiaries.

(j)    Reports.  Pan American has filed with all applicable Governmental Entities true and complete copies of Pan American Public Documents that Pan American is required to file therewith.  Pan American Public Documents at the time filed: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable Securities Laws.  Pan American has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(k) Financial Statements.

(i)    The audited consolidated financial statements for Pan American as at and for each of the fiscal years ended on December 31, 2010, December 31, 2009, and December 31, 2008 including the notes thereto and the report by Pan American’s auditors thereon and the interim consolidated financial statements for Pan American for the period ended September 30, 2011 including the notes thereto have been, and all financial statements of Pan American which are publicly disseminated by Pan American in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Pan American and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).  There are no outstanding loans made by Pan American or any of its Subsidiaries to any executive officer or director of Pan American.

(ii)   The management of Pan American has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Pan American in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities.  Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Pan American in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Pan American’s management, including its chief executive officers and chief financial officers (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)  Pan American maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Pan American and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Pan

American and its Subsidiaries are being made only with Authorizations of management and directors of Pan American and its Subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Pan American or its Subsidiaries that could have a material effect on its financial statements.  To the knowledge of Pan American, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Pan American that are reasonably likely to adversely affect the ability of Pan American to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Pan American.

(iv)   Since December 31, 2010, neither Pan American nor any of its Subsidiaries nor, to Pan American’s knowledge, any director, officer, employee, auditor, accountant or representative of Pan American or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Pan American or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Pan American or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board.

(v)    Pan American is in the process of converting to IFRS for financial reporting purposes, and, to the knowledge of Pan American, the transition to IFRS will not result in any delay in the release of Pan American’s financial results for any relevant period.

(l)    Undisclosed Liabilities.  Except as set forth in Schedule 4.1(l) of the Pan American Disclosure Letter, neither Pan American nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are specifically presented on the audited balance sheet of Pan American as of December 31, 2010 (the “Pan American Balance Sheet”) or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Pan American and its Subsidiaries (other than those disclosed on the Pan American Balance Sheet and/or the notes to the Pan American financial statements), reasonably be expected to have a Pan American Material Adverse Effect, or have a Pan American Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Pan American Material Adverse Effect.  Without limiting the foregoing, the Pan American Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of Pan American and its Subsidiaries except as disclosed in Pan American Disclosure Letter.

(m) Interest in Properties and Mineral Rights.

(i) All of Pan American’s and its Subsidiaries’ material real properties (collectively, the “Pan American Property”) and all of Pan American’s and its

Subsidiaries’ material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “Pan American Mineral Rights”), are accurately set forth in the Pan American Annual Information Form and Schedule 4.1(m)(i) of the Pan American Disclosure Letter.  Other than the Pan American Properties and the Pan American Mineral Rights set out in the Pan American Annual Information Form and the Pan American Disclosure Letter, neither Pan American nor its Subsidiaries, owns or has any interest in any material real property or any material mineral interests and rights.

(ii)   Except as set forth in the Pan American Annual Information Form and Schedule 4.1(m)(ii) of the Pan American Disclosure Letter, Pan American or a Pan American Material Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the Pan American Property and the Pan American Mineral Rights, free and clear of any Encumbrances.

(iii)  Except as set forth in Schedule 4.1(m)(iii) of the Pan American Disclosure Letter, all of the Pan American Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iv)   Except as set forth in Schedule 4.1(m)(iv) of the Pan American Disclosure Letter, the Pan American Property and the Pan American Mineral Rights are in good standing under applicable Law and all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(v)    Except as set forth in Schedule 4.1(m)(v) of the Pan American Disclosure Letter, there is no material adverse claim against or challenge to the title to or ownership of the Pan American Property or any of the Pan American Mineral Rights.

(vi) Pan American or a Pan American Material Subsidiary has the exclusive right to deal with the Pan American Property and all of the Pan American Mineral Rights.

(vii)  Except as set forth in the Pan American Annual Information Form and Schedule 4.1(m)(vii) of the Pan American Disclosure Letter, no Person other than Pan American and the Pan American Material Subsidiaries has any interest in the Pan American Property or any of the Pan American Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)  There are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Pan American’s or a Subsidiary’s interest in the Pan American Property or any of the Pan American Mineral Rights.

(ix)   Except as set forth in Schedule 4.1(m)(ix) of the Pan American Disclosure Letter, there are no material restrictions on the ability of Pan American and its Subsidiaries to use, transfer or exploit the Pan American Property or any of the Pan American Mineral Rights, except pursuant to the applicable Law.

(x)    Except as set forth in Schedule 4.1(m)(x) of the Pan American Disclosure Letter, neither Pan American nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Pan American or a Subsidiary in any of the Pan American Property or any of the Pan American Mineral Rights.

(xi)   Except as set forth in Schedule 4.1(m)(xi) of the Pan American Disclosure Letter, Pan American and the Pan American Material Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences for operations from landowners or Governmental Entities permitting the use of land by Pan American and its Subsidiaries, and mineral interests that are required to conduct current operations on the Pan American Property and the Pan American Mineral Rights as contemplated in Pan American Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by Pan American to conduct current operations on the Pan American Property or any of the Pan American Mineral Rights as contemplated in Pan American Public Documents filed (and available on SEDAR) on or before the date hereof.

(xii)  All mines located in or on the lands of Pan American or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by Pan American or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Pan American as of the date hereof have been accurately set forth in Pan American Public Documents without omission of information necessary to make the disclosure not misleading

(n)    Mineral Reserves and Resources.  The proven and probable mineral reserves and mineral resources for the various Pan American Properties and Pan American Mineral Rights were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43-101.  Except as set forth in Schedule 4.1(n) of the Pan American Disclosure Letter, there has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Pan American, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts set forth in Pan American Public Documents, other than in the ordinary course.  All information regarding the Pan American Property and the Pan American Mineral Rights, including all drill results, technical reports and studies, that is required to be disclosed at Law, have been disclosed in Pan American Public Documents on or before the date hereof.

(o) Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Pan American Material Adverse Effect:

(i)    all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Pan American, its Subsidiaries and its material joint ventures, have been: (i) duly paid or accrued; (ii) duly performed; or (iii) provided for prior for the date hereof; and

(ii)   all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Pan American or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(p) Employment Matters.

(i)    Except as set forth in Schedule 4.1(p)(i) of the Pan American Disclosure Letter, neither Pan American nor any of its Subsidiaries: (i) is a party to any collective bargaining agreement; or (ii) is subject to any application for certification or, to the knowledge of Pan American, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement.  To the knowledge of Pan American, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 4.1(p) on or before the Effective Date.

(ii)   Neither Pan American nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Pan American, threatened, or any litigation actual, or to the knowledge of Pan American, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have a Pan American Material Adverse Effect.  Except as set forth in Schedule 4.1(p)(ii) of the Pan American Disclosure Letter, to the knowledge of Pan American, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Pan American, except as would not be reasonably expected to have a Pan American Material Adverse Effect.

(iii)  Pan American and the Pan American Material Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Pan American, threatened proceedings before any board or tribunal with respect to any of the areas listed in this Subsection 4.1(p)(iii), except where the failure to so operate would not have a Pan American Material Adverse Effect.

(q) Absence of Certain Changes or Events. Since December 31, 2010:

(i) Pan American and the Pan American Material Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

(ii)   no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Pan American Material Adverse Effect has been incurred;

(iii) there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Pan American Material Adverse Effect; and

(iv) there has not been any change in the accounting practices used by Pan American and its Subsidiaries, except as disclosed in the Pan American Public Documents.

(r)    Litigation.  Except as set forth in Schedule 4.1(r) of the Pan American Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of Pan American, threatened against or relating to Pan American or any of its Subsidiaries, the business of Pan American or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Pan American Material Adverse Effect or prevent or materially delay the consummation of the Arrangement, nor to knowledge of Pan American are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided, however, that the representation in this Subsection 4.1(r) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Pan American Material Adverse Effect).  Neither Pan American nor any of its Subsidiaries are subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Pan American Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(s) Taxes.

(i)    Each of Pan American and the Pan American Material Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Pan American and each of the Pan American Material Subsidiaries has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it and Pan American has provided adequate accruals in accordance with GAAP in the most recently published financial statements of Pan American for any Taxes of Pan American and each of the Pan American Material Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.  Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(ii)   Each of Pan American and the Pan American Material Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it.

(iii)  Each of Pan American and the Pan American Material Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial axes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it.

(iv)   Other than ordinary course audits, reviews and investigations, there are no proceedings, investigations, audits or claims now pending or, to the knowledge of Pan American, threatened against Pan American or any of the Pan American Material Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(v) To the best of its knowledge, Pan American believes that it was not a “passive foreign investment company” as defined in the Code during its previous taxable year.

(vi)   For the purposes of the Tax Act and any other relevant Tax purposes, Pan American and each of the Pan American Material Subsidiaries are solely resident in the country in which they were formed or are now continued, as applicable, and are not resident in any other country.

(vii)   There are no Encumbrances for Taxes upon any properties or assets of Pan American or any of the Pan American Material Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Pan American’s audited financial statements).

(viii)  Neither Pan American nor any of the Pan American Material Subsidiaries has received any notice or inquiry from any Governmental Entity outside of the country in which Pan American or the Pan American Material Subsidiaries, respectively, is organized, to the effect that Pan American or any of the Pan American Material Subsidiaries is subject to net basis taxation or is tax resident or tax domiciled in any country other than the country in which Pan American or any of the Pan American Material Subsidiaries, respectively, is organized.

(ix) Neither Pan American nor any of its Subsidiaries is an “expatriated entity” within the meaning of Section 7874 of the Code.

(t) Books and Records. The corporate records and minute books of Pan American and the Pan American Material Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Pan American and the Pan American Material Subsidiaries as provided to Pan American are complete and accurate in all material respects.  The corporate minute books for Pan American and the Pan American Material Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.  The financial books and records and accounts of Pan American and the Pan American Material Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of the Pan American Material Subsidiaries, during the period of time when owned by Pan American, accurately and fairly reflect the transactions and dispositions of assets of Pan American and the Pan American Material Subsidiaries; and (c) in the case of the Pan American Material Subsidiaries, during the period of time when owned by Pan American, accurately and fairly reflect the basis for Pan American’ consolidated financial statements.

(u) Insurance.

(i)    Pan American has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development.  All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Pan American nor any of the Pan American Material Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)   Each of such policies and other forms of insurance is in full force and effect on the date hereof and Pan American will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date.  No written (or to the knowledge of Pan American other) notice of cancellation or termination has been received by Pan American or any Pan American Material Subsidiary with respect to any such policy.

(v)    Non-Arm’s Length Transactions.  Except for employment or employment compensation agreements entered into in the ordinary course of business or as disclosed in Schedule 4.1(v) of the Pan American Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Pan American or any of the Pan American Material Subsidiaries) between Pan American or any of the Pan American Material Subsidiaries on the one hand, and any (i) officer or director of Pan American or any of the Pan American Material Subsidiaries, (ii) any holder of record or, to the knowledge of Pan American, beneficial owner of five percent or more of the voting securities of Pan American, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(w)    Benefit Plans.  Each Pan American Benefit Plan has been operated in accordance with its terms and any contributions required to be made under each Pan American Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Pan American Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for Pan American as at and for the fiscal year ended on December 31, 2010, including the notes thereto and the report by Pan American’s auditors thereon.

(x)    Environmental.  Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Pan American Material Adverse Effect or as set out in Schedule 4.1(x) of the Pan American Disclosure Letter:

(i) all facilities and operations of Pan American and the Pan American Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)   Pan American and the Pan American Material Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Property and Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)  except as set forth in Schedule 4.1(x)(iii) of the Pan American Disclosure Letter, no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Pan American and the Pan American Material Subsidiaries and, to the knowledge of Pan American, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)   neither Pan American nor any of the Pan American Material Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)    to the knowledge of Pan American, there are no changes in the status, terms or conditions of any Environmental Permits held by Pan American or any of the Pan American Material Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Pan American or any of the Pan American Material Subsidiaries following the Effective Date;

(vi)    Pan American and the Pan American Material Subsidiaries have made available to Minefinders all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(vii)  to the knowledge of Pan American, Pan American and the Pan American Material Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Pan American Material Adverse Effect.

(y)    Restrictions on Business Activities.  Except as set forth in Schedule 4.1(y) of the Pan American Disclosure Letter, there is no agreement, judgement, injunction, order or decree binding upon Pan American or any Pan American Material Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Pan American or any Pan American Material Subsidiary, any acquisition of property by Pan American or any Pan American Material Subsidiary or the conduct of business by Pan American or any Pan American Material Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Pan American Material Adverse Effect.

(z)    Material Contracts.  Pan American and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under any Material Contracts to which any of them is a party.  Neither Pan American nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Pan American have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Pan American Material Adverse Effect.  Neither Pan American nor any of its Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Pan American, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Pan American Material Adverse Effect.  Prior to the date hereof, Pan American has made available to Minefinders true and complete copies of all of the Material Contracts of Pan American.  All Material Contracts of Pan American and its Subsidiaries are legal, valid, binding and in full force and effect and are enforceable by Pan American or its Subsidiaries in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(aa)    Relationships with Customers, Suppliers, Distributors and Sales Representatives.  Pan American has not received any written (or to the knowledge of Pan American other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Pan American or any Pan American Material Subsidiary, and, to the knowledge of Pan American, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Pan American Material Adverse Effect.

(bb)    Brokers.  Except for the fee to be paid to CIBC World Markets Inc. pursuant to its engagement letter with Pan American and except as set forth in Schedule 4.1(bb) of the Pan American Disclosure Letter, none of Pan American, any of the Pan American Material Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(cc) Reporting Issuer Status. As of the date hereof, Pan American is a reporting issuer not in default (or the equivalent) under the Securities Laws of each of the provinces and territories of Canada.

(dd) Stock Exchange Compliance. Pan American is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and the Nasdaq.

(ee)    No Expropriation.  Except as set forth in Schedule 4.1(ee) of the Pan American Disclosure Letter, no property or asset of Pan American or its Subsidiaries (including any Pan American Property or Pan American Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Pan American, is there any intent or proposal to give any such notice or to commence any such proceeding.

(ff)    Corrupt Practices Legislation.  Neither Pan American, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Pan American or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Pan American or any of its Subsidiaries or affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of Pan American, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Pan American or any of its Subsidiaries or affiliates.

(gg)    NGOs and Community Groups.  No material dispute between Pan American or any of its Subsidiaries and any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group exists or, to the best of Pan American’s knowledge, is threatened or imminent with respect to any of Pan American’s or any of its Subsidiaries’ properties or exploration activities.  Pan American has provided Minefinders and Minefinders’ representatives with full and complete access to all material correspondence received by Pan American, Pan American’s Subsidiaries or their representatives from any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group.

(hh)    Minefinders Shares.  Neither Pan American nor any of its affiliates have legal or beneficial ownership, control or direction over any Minefinders Shares, other than pursuant to its rights under the Voting Agreements.

(ii) U.S. Securities Law Matters.

(i) Pan American is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act.

(ii) Pan American is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii) Pan American is not a “shell company” as such term is defined in Rule 405 under the U.S. Securities Act.

(jj)    Arrangements with Securityholders of Minefinders.  Other than the Voting Agreements and this Agreement, neither Pan American nor any of its affiliates has any agreement, arrangement or understanding (whether written or oral) with respect to Minefinders or any of its securities, businesses or operations with any shareholder of Minefinders, any interested party of Minefinders or any related party of any interested party of Minefinders, or any joint actor with any such persons (and for this purpose, the terms “interested party”, “related party” and “joint actor” shall have the meaning ascribed to such terms in MI 61-101).

(kk) Investment Canada Act. Pan American is not a non-Canadian for purposes of the Investment Canada Act.

(ll) Financing. Pan American will have at and after the Effective Time funds sufficient to consummate the Arrangement upon the terms contemplated by this Agreement.

(mm)    Full Information.  Pan American has provided Minefinders and Minefinders’ representatives with full and complete access to all of Pan American’s and Pan American’s Subsidiaries’ records and other documents and data.  The information provided to Minefinders or its representatives and made available to Minefinders or its representatives by Pan American or its representatives, is true and correct in all material respects as at its respective date as stated therein or, if undated, the date of posting to the electronic data room or other method of delivery to Minefinders and its representatives and no material facts have been omitted from that information which would make such information misleading.  Without limiting the generality of the foregoing and except as set forth in Schedule 4.1(mm) of the Pan American Disclosure Letter, Pan American has not failed to disclose to Minefinders any fact or information which would be material to the consummation of the Arrangement.

4.2	Survival of Representations and Warranties

The representations and warranties of Pan American contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1	Covenants of Minefinders Regarding the Conduct of Business

Except as disclosed in the Minefinders Disclosure Letter (which, except as otherwise expressly stated therein, shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Minefinders covenants and agrees that prior to the Effective Date, unless Pan American shall otherwise agree in writing or as required by applicable Law or by any Governmental Entity having jurisdiction or as otherwise expressly contemplated or permitted by this Agreement:

(a)    Minefinders shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Minefinders, its Property and Mineral Rights, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them; provided, however, that, Pan American shall not unreasonably withhold its consent for the disposition or transfer of a non-material Property or Mineral Right;

(b without limiting the generality of Subsection 5.1(a), Minefinders shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)    issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Minefinders Shares, any Minefinders Options or any warrants, calls, conversion privileges or rights of any kind to acquire any Minefinders Shares or other securities or any shares of its Subsidiaries (including, for greater certainty, Minefinders Options), other than pursuant to the terms of existing Minefinders Options or Minefinders Convertible Notes outstanding as at the date hereof;

(ii)   other than in the ordinary course of business, sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Minefinders or any of its Subsidiaries or any interest in any assets of Minefinders and its Subsidiaries having a value greater than $5 million in the aggregate.  For greater certainty, this Subsection 5.1(b)(ii) does not apply to any Property or Mineral Rights of Minefinders;

(iii) sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any Property or Mineral Rights of Minefinders or any of its Subsidiaries or any interest in any Property or Mineral Rights of Minefinders and its Subsidiaries;

(iv) enter into any long-term sale, forward sale, off-take, royalty or hedging agreement with respect to any commodities extracted from any Property or Mineral Right of Minefinders;

(v) amend or propose to amend the articles, by-laws or other constating documents or the terms of any securities of Minefinders or any of its Subsidiaries;

(vi) split, combine or reclassify any outstanding Minefinders Shares or the securities of any of its Subsidiaries;

(vii) redeem, purchase or offer to purchase any Minefinders Shares or other securities of Minefinders or any shares or other securities of its Subsidiaries;

(viii) reorganize, amalgamate or merge Minefinders or any of its Subsidiaries with any other Person;

(ix) reduce the stated capital of the shares of Minefinders or of any of its Subsidiaries;

(x)    other than acquisitions or investments made in accordance with the Minefinders Budget, acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person that has a value greater than $10 million in the aggregate;

(xi)   except in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(xii) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Minefinders or any of its Subsidiaries;

(xiii)   pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Minefinders’ financial statements or incurred in the ordinary course of business consistent with past practice;

(xiv) authorize, recommend or propose any release or relinquishment of any contractual right, except in the ordinary course of business consistent with past practice;

(xv)   waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (A) any existing contractual rights in respect of any Mineral Rights or Properties, (B) any material Authorization, lease, concession, contract or other document, or (C) any other material legal rights or claims;

(xvi)  waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xvii)   take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities;

(xviii)   incur business expenses other than: (A) in accordance with the Minefinders Budget; (B) in connection with this Agreement or the Arrangement; or (C) in the ordinary course and consistent with past practice (including, for greater certainty, business expenses incurred which are greater than those estimated in the Minefinders Budget as a result of increases in the cost of fuel, reagents or other inputs or goods required in connection with the operation of the business of Minefinders in the ordinary course);

(xix)   take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Minefinders to consummate the Arrangement or the other transactions contemplated by this Agreement, other than in connection with a Pre-Acquisition Reorganization;

(xx)   increase the benefits payable or to become payable to its directors or officers (whether from Minefinders or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers of Minefinders or member of the Minefinders Board other than  as set out in Schedule 5.1(b)(xxi) of the Minefinders Disclosure Letter or pursuant to agreements already entered into and which agreements are disclosed in Minefinders’ management information circular dated March 3, 2011; or

(xxi)    in the case of employees who are not officers of Minefinders or members of the Minefinders Board, take any action other than in the ordinary course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(c)    Minefinders shall not, and shall cause each of its Subsidiaries not to, establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, current or former employees of Minefinders or its Subsidiaries;

(d)    Minefinders shall use its commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)    Minefinders shall use its commercially reasonable efforts to maintain and preserve each of its Mineral Rights and Properties in good standing and maintain, preserve and keep in good standing all of its rights under each of its Authorizations;

(f) Minefinders shall:

(i)    not take any action, or permit any of its Subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(ii)   provide Pan American with prompt written notice of: (A) any change, effect, event or occurrence that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Minefinders Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Minefinders contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Minefinders Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Minefinders to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(iii)  not enter into or renew any agreement, contract, lease, licence or other binding obligation of Minefinders or its Subsidiaries: (A) containing (x) any limitation or restriction on the ability of Minefinders or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Pan American or its Subsidiaries, to engage in any type of activity or business, (y) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Minefinders or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Pan American or its Subsidiaries, is or would be conducted, or (z) any limit or restriction on the ability of Minefinders or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Pan American or its Subsidiaries, to solicit customers or employees; or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(iv)   not enter into any Engineering, Procurement and Construction or Engineering, Procurement and Construction Management contract or contracts in respect of the construction of a mill at the Dolores Mine or in respect of the La Bolsa property and not enter into any agreements with mining contractors in respect of pre-stripping at the Dolores mine;

(v)    except in accordance with the Minefinders Budget, not enter into or renew any agreement, contract, lease, licence or other binding obligation of Minefinders or its Subsidiaries that is not terminable within 30 days of the Effective Date without payment by Pan American or its Subsidiaries that involves or would reasonably be expected to involve payments in excess of $5 million in the aggregate over the term of the contract;

(vi)   except in accordance with the Minefinders Budget, not incur any capital expenditures or enter into any agreement obligating Minefinders or its Subsidiaries to provide for future capital expenditures involving payments in excess of $10 million in the aggregate; and

(vii) not enter into any shareholder rights agreement;

(g) Minefinders and each of its Subsidiaries shall:

(i) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii) not make or rescind any material express or deemed election relating to Taxes;

(iv) not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(vi)   not amend any Tax Return or change any of its methods of reporting income or deductions or its method of accounting, in each case, for income Tax purposes, from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2010, except as may be required by applicable Laws; and

(vii)  obtain the consent of Pan American prior to paying any dividends or other distribution (whether in cash, securities or property or any combination thereof) except, in the case of any of Minefinders’ wholly-owned Subsidiaries, for dividends payable to Minefinders;

(h)    Minefinders shall notify Pan American of any opposition, concerns or threats raised or brought by non-governmental organizations, communities or community organizations in respect of Minefinders’ current or planned operations, immediately following becoming aware of the same;

(i)    Minefinders shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.1; and

(j)    Minefinders shall publicly disclose its unaudited financial and operating results for the fourth quarter and year ended December 31, 2011 in the ordinary course, and by no later than February 29, 2012.

5.2	Covenants of Minefinders Relating to the Arrangement

Except as disclosed in the Minefinders Disclosure Letter, Minefinders shall and shall cause its Subsidiaries to perform all obligations required to be performed by Minefinders or any of its Subsidiaries under this Agreement, co-operate with Pan American in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5 of this Agreement, Minefinders shall and where appropriate shall cause its Subsidiaries to:

(a)    use its commercially reasonable efforts to obtain and assist Pan American in obtaining all required Antitrust Clearances.  Without limiting the generality of the foregoing, Minefinders shall use its commercially reasonable efforts to satisfy, as soon as reasonably possible, any requests for information and documentation received by any Governmental Entity in respect of an Antitrust Filing.  Minefinders will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested by Pan American in connection with Section 5.3, including providing Pan American with copies in advance and reasonable opportunity to comment on all notices, submissions, filings and information supplied to or filed with any Governmental Entity in respect of an Antitrust Filing (except for notices and information which Minefinders, acting reasonably, considers highly confidential and competitively sensitive, which then shall be provided on an outside counsel only basis to external counsel for Pan American), and all notices and correspondence received from a Governmental Entity.  Minefinders shall not attend any meetings, whether in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement, unless it provides Pan American with a reasonable opportunity to attend such meetings;

(b)    use its commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all Minefinders Third Party Consents and all other third party consents, approvals and notices required under any of Minefinders’ or its Subsidiaries’ Material Contracts;

(c) defend all lawsuits or other legal, regulatory or other proceedings against Minefinders challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(d) provide such assistance as may be reasonably requested by Pan American for the purposes of convening and holding the Pan American Meeting;

(e)    subject to applicable Law, use its commercially reasonable efforts to make available and cause to be made available to Pan American, and the agents and advisors thereto, information reasonably requested by Pan American for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of Pan American and Minefinders following completion of the Arrangement and confirming the representations and warranties of Minefinders set out in Section 3.1 of this Agreement;

(f) use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order; and

(g) vote any Pan American Shares held by it on the record date for the Pan American Meeting in favour of the Pan American Resolution.

5.3	Covenants of Pan American Regarding Conduct of Business

Except as disclosed in Schedule 5.3 of the Pan American Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Pan American covenants and agrees that, prior to the Effective Date, unless Minefinders shall otherwise agree in writing or as required by applicable Law or by any Governmental Entity having jurisdiction or as otherwise expressly contemplated or permitted by this Agreement:

(a)    Pan American shall, and shall cause each of its Subsidiaries to, conduct its and their business in the ordinary course of business consistent with past practice, which business includes, without limitation, the acquisition (directly or indirectly), exploration, development and operation of mineral projects;

(b)    Pan American shall use, and shall cause each of its Subsidiaries to use, commercially reasonable efforts to maintain and preserve its and their business organization, assets, employees, goodwill and business relationships;

(c)    Pan American shall provide Minefinders with prompt written notice of: (A) any change, effect, event or occurrence that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Pan American Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Pan American contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Pan American Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Pan American to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(d)    Pan American shall not, and shall cause each of its Subsidiaries to not, (i) amend its or their constating or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Pan American or its Subsidiaries; (iii) amend the terms of any of its or their securities; (iv) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Pan American or any of its Subsidiaries; (v) amend its accounting policies or adopt new accounting policies, in each case except as required to comply with GAAP; (vi) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any securities except, in the case of Pan American, for dividends paid in the ordinary course consistent with past practice and in the case of any of Pan American’s Subsidiaries, for dividends payable, directly or indirectly, to Pan American; (vii) issue or sell, or agree to issue or sell, any Pan American Shares, or securities convertible into or exchangeable for Pan American Shares, which represent 25% or more of the issued and outstanding Pan American Shares as of the date of this Agreement; or (viii) take any action, or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Pan American to consummate the Arrangement or the other transactions contemplated by this Agreement; and

(e)    Pan American shall publicly disclose its unaudited financial and operating results for the fourth quarter and year ended December 31, 2011 in the ordinary course, and by no later than February 29, 2012.

5.4	Covenants of Pan American Relating to the Arrangement

Pan American shall, and shall cause the Pan American Subsidiaries to, perform all obligations required to be performed by Pan American or any of its Subsidiaries under this Agreement, co-operate with Minefinders in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5 of this Agreement, Pan American shall and where appropriate shall cause each Pan American Subsidiary to:

(a)    use its commercially reasonable efforts to prepare and file all Antitrust Filings within 10 business days of the execution of this Agreement; except that a competition brief requesting an advance ruling certificate under the Competition Act (Canada) will be filed within 10 business days of the Parties mutually acknowledging and agreeing, acting reasonably, that the $400 million size of the parties threshold in Part IX of the Competition Act (Canada) is exceeded.  Pan American shall use its commercially reasonable efforts to satisfy, as soon as reasonably possible, all requests for additional information and documentation received from any Governmental Entity in respect of an Antitrust Filing.  Pan American will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested by Minefinders in connection with Section 5.2, including providing Minefinders with copies in advance and reasonable opportunity to comment on all notices, submissions, filings and information supplied to or filed with any Governmental Entity in respect of an Antitrust Filing (except for notices and information which Pan American, acting reasonably, considers highly confidential and competitively sensitive, which then shall be provided on an outside counsel only basis to external counsel for Minefinders), and all notices and correspondence received from a Governmental Entity.  Pan American shall not attend any meetings, whether in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it provides Minefinders with a reasonable opportunity to attend such meetings.  Pan American shall be responsible for all filing fees that must be submitted to a Governmental Entity in connection with any applicable Antitrust Clearance;

(b)    use commercially reasonable efforts to make representations to Minefinders as to, or provide to Minefinders information sufficient in order to enable Minefinders to determine: (i) the sales of Pan American (including all entities controlled by Pan American) into the U.S.; (ii) the value of assets of Pan American (including all entities controlled by Pan American) located in the U.S.; and (iii) the sales generated by any properties of Pan American (including all entities controlled by Pan American) that may qualify as unproductive real estate, all as provided by the HSR Act;

(c)    use its commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all Pan American Third Party Consents and all other third party consents, approvals and notices required under any of Pan American’s or its Subsidiaries’ Material Contracts;

(d) defend all lawsuits or other legal, regulatory or other proceedings against Pan American challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e) provide such assistance as may be reasonably requested by Minefinders for the purposes of convening and holding the Minefinders Meeting;

(f)    apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX and the Nasdaq of the Consideration Shares, Option Shares and Underlying Shares, subject only to satisfaction by Pan American of customary listing conditions of the TSX and the Nasdaq;

(g)    subject to applicable Law, make available and cause to be made available to Minefinders, and its agents and advisors, information reasonably requested by Minefinders for the purposes of confirming the representations and warranties of Pan American set out in Section 4.1 of this Agreement;

(h) use commercially reasonable efforts to satisfy all conditions precedent in this Agreement;

(i)    make joint elections with Eligible Holders in respect of the disposition of their Minefinders Shares pursuant to Section 85 of the Tax Act (or any similar provision of any provincial tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement.  The agreed amount under such joint elections shall be determined by each Eligible Holder in his or her sole discretion within the limits set out in the Tax Act;

(j) ensure that all Replacement Options are treated in accordance with the Plan of Arrangement; and

(k) vote any Minefinders Shares held by it on the record date for the Minefinders Meeting in favour of the Arrangement Resolution.

5.5	Pan American Meeting

Subject to the terms of this Agreement:

(a)    Pan American agrees to convene and conduct the Pan American Meeting in accordance with Pan American’s articles, notice of articles and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline.  Minefinders and Pan American agree to use their commercially reasonable efforts to schedule the Minefinders Meeting and the Pan American Meeting to occur on the same day, with the Pan American Meeting to occur before the Minefinders Meeting;

(b)    Pan American shall not, except as required for quorum purposes, as required by Law, or otherwise as permitted under this Agreement, adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Pan American Meeting without Minefinders’ prior written consent;

(c)    Pan American will advise Minefinders as Minefinders may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the Pan American Meeting, as to the aggregate tally of the proxies received by Pan American in respect of the Pan American Resolution; and

(d) Pan American shall provide notice to Minefinders of the Pan American Meeting and use its commercially reasonable efforts to allow representatives of Minefinders to attend the Pan American Meeting.

5.6	Pan American Circular

(a)    As promptly as reasonably practicable following execution of this Agreement and in any event prior to the close of business on the Mailing Deadline, Pan American shall (i) prepare the Pan American Circular together with any other documents required by applicable Laws, (ii) file the Pan American Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Pan American Circular as required in accordance with all applicable Laws.  On the date of mailing thereof, the Pan American Circular shall comply in all material respects with all applicable Laws and shall contain sufficient detail to permit the Pan American Shareholders to form a reasoned judgement concerning the matters to be placed before them at the Pan American Meeting.

(b)    Pan American shall ensure that the Pan American Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Pan American Circular will not contain any misrepresentation (except that Pan American shall not be responsible for any information relating to Minefinders and its affiliates, including the Minefinders Shares).

(c) Pan American shall disclose in the Pan American Circular:

(i)    that the Pan American Board has received a fairness opinion from each of CIBC World Markets Inc. and Scotia Capital Inc. to the effect that as of the date of such opinion, subject to the assumptions, limitations and qualifications set out therein, the Consideration to be paid by Pan American pursuant to this Agreement is fair from a financial point of view to Pan American; and

(ii) the complete text of the fairness opinions from CIBC World Markets Inc. and Scotia Capital Inc.; and

(iii) that the Pan American Board has decided to recommend that the Pan American Shareholders vote in favour of the Pan American Resolution.

(d)     (i)  Pan American shall solicit proxies in favour of the Pan American Resolution, against any resolution submitted by any Pan American Shareholder, including, if so requested by Minefinders, using the services of dealers and proxy solicitation services and permitting Minefinders to otherwise assist Pan American in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Pan American Resolution; (ii) the Pan American Board shall recommend to Pan American Shareholders that they vote in favour of the Pan American Resolution; (iii) Pan American shall not make a Pan American Change in Recommendation; and (iv) Pan American shall include in the Pan American Circular a statement that each director and executive officer of Pan American intends to vote all of such Person’s Pan American Shares in favour of the Pan American Resolution, subject to the other terms of this Agreement.

(e) Minefinders shall provide to Pan American all information regarding Minefinders, its affiliates and the Minefinders Shares as required by applicable Laws for inclusion in the Pan American Circular or in any amendments or supplements to such Pan American Circular.  Minefinders shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Pan American Circular and to the identification in the Pan American Circular of each such advisor.  Minefinders shall ensure that no such information will include any misrepresentation concerning Minefinders, its Subsidiaries and the Minefinders Shares.

(f)    Minefinders and its legal counsel shall be given a reasonable opportunity to review and comment on the Pan American Circular prior to the Pan American Circular being printed and filed with the Governmental Entities, and reasonable consideration shall be given to any comments made by Minefinders and its counsel, provided, however, that all information relating solely to Minefinders, its affiliates and the Minefinders Shares included in the Pan American Circular shall be in form and content satisfactory to Minefinders, acting reasonably.  Pan American shall provide Minefinders with final copies of the Pan American Circular prior to the mailing to the Pan American Shareholders.

(g)    Minefinders and Pan American shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Pan American Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Pan American Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the Pan American Circular as required or appropriate, and Pan American shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Pan American Circular to Pan American Shareholders and, if required by the Court or applicable Laws, file the same with the Governmental Entities and as otherwise required.

5.7	Pre-Acquisition Reorganization

(a)    Minefinders agrees that, upon request by Pan American, Minefinders shall, and shall cause each of its Subsidiaries to: (i) effect such reorganizations of Minefinders or its Subsidiaries’ business, operations and assets or such other transactions as Pan American may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and (ii) co-operate with Pan American and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided, however, that the Pre-Acquisition Reorganizations (A) are not, in the opinion of Minefinders, acting reasonably, prejudicial to Minefinders or the Minefinders Shareholders in any material respect; (B) do not interfere with the operations of Minefinders and its Subsidiaries in the ordinary course; or (C) do not impede or materially delay the consummation of the Arrangement (including any delays caused by the necessity to seek required Regulatory Approvals or third party approvals).  Pan American shall provide written notice to Minefinders of any proposed Pre-Acquisition Reorganization at least ten (10) business days prior to the Effective Time.  Upon receipt of such notice, Pan American and Minefinders shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization.  If Pan American does not acquire all of the Minefinders Shares, Pan American shall: (i) reimburse Minefinders for all costs and expenses, including legal fees and disbursements, reasonably incurred in connection with any proposed Pre-Acquisition Reorganization or reversing or voiding any Pre-

Acquisition Reorganization, and (ii) indemnify Minefinders for any direct losses suffered (including Taxes), resulting from, or in connection with, with any proposed Pre-Acquisition Reorganization or reversing or voiding any Pre-Acquisition Reorganization.

(b)    Without limiting the generality of the foregoing, Minefinders acknowledges that Pan American may enter into transactions (the “bump transactions”) designed to step up the tax basis in certain capital property of Minefinders for purposes of the Tax Act and agrees to (i) co-operate with Pan American in order to facilitate the bump transactions or other reorganizations or transactions which Pan American determines would be advisable to enhance the tax efficiency of the combined corporate group, (ii) refrain from undertaking any transaction, asset transfer, reorganization or other action which might limit the availability or extent of a potential bump transaction, and (iii) to use its commercially reasonable efforts to provide such information on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the bump transactions or any such other reorganizations or transactions as is reasonably requested by Pan American.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a) Minefinders Shareholder Approval and Minefinders Combined Securityholder Approval shall have been obtained in accordance with the Interim Order;

(b)    the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Minefinders and Pan American, acting reasonably, on appeal or otherwise;

(c) Pan American Shareholder Approval shall have been obtained;

(d)    no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e)    the Pan American Shares and Replacement Options to be issued pursuant to the Arrangement shall either be: (i) exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof; or (ii) be registered pursuant to an effective registration statement under the U.S. Securities Act; provided, however, that Minefinders shall not be entitled to the benefit of the condition in this Subsection 6.1(e), and shall be deemed to have waived such condition, in the event that Minefinders fails to advise the Court prior to the hearing in respect of the Final Order that Pan American intends to rely on the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement and comply with the requirements set forth in Section 2.13;

(f) all Antitrust Clearances shall have been obtained on terms and conditions satisfactory to each of Pan American and Minefinders, acting reasonably;

(g)    except as set out in the Minefinders Disclosure Letter, there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity or any other Person that is reasonably likely to result in:

(i)    a prohibition or restriction on the acquisition by Pan American of any Minefinders Shares, the payment of consideration by Pan American to the Minefinders Shareholders or the consummation of the Arrangement or a Person obtaining from Minefinders or Pan American any material damages directly or indirectly in connection with the Arrangement;

(ii) a prohibition or material limit on the ownership by Pan American of Minefinders or any material portion of its business; or

(iii)  the imposition of limitations on the ability of: (A) Pan American to acquire or hold, or exercise full rights of ownership of, any Minefinders Shares, including the right to vote the Minefinders Shares to be acquired by it on all matters properly presented to the Minefinders Shareholders; or (B) Minefinders Shareholders to acquire or hold or exercise full rights of ownership of any Pan American Shares, including the right to vote the Pan American Shares to be acquired by them on all matters properly presented to Pan American Shareholders; and

(h) this Agreement shall not have been terminated.

6.2	Additional Conditions Precedent to the Obligations of Pan American

The obligation of Pan American to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Pan American and may be waived by Pan American):

(a)    except as set out in the Minefinders Disclosure Letter, all covenants of Minefinders under this Agreement to be performed on or before the Effective Time which have not been waived by Pan American shall have been duly performed by Minefinders in all material respects and Pan American shall have received a certificate of Minefinders addressed to Pan American and dated the Effective Date, signed on behalf of Minefinders by two senior executive officers of Minefinders (on Minefinders’ behalf and without personal liability), confirming the same as at the Effective Time;

(b)    except as set out in the Minefinders Disclosure Letter, the representations and warranties of Minefinders set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Minefinders Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Minefinders Material Adverse Effect (provided, however, that the representations and warranties of Minefinders set forth in Subsections 3.1(n) and 3.1(gg) shall be true and correct in all material respects as of the Effective

Time), and Pan American shall have received a certificate of Minefinders addressed to Pan American and dated the Effective Date, signed on behalf of Minefinders by two senior executive officers of Minefinders (on Minefinders’ behalf and without personal liability), confirming the same as at the Effective Time;

(c)    except as set out in the Minefinders Disclosure Letter, there shall not have occurred a Minefinders Material Adverse Effect that has not been publicly disclosed by Minefinders prior to the date hereof or disclosed to Pan American in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Minefinders Material Adverse Effect, and Pan American shall have received a certificate of Minefinders addressed to Pan American and dated the Effective Date, signed on behalf of Minefinders by the chief executive officer and the chief financial officer of Minefinders (on Minefinders’ behalf and without personal liability), confirming the same as at the Effective Time;

(d) Minefinders shall have delivered to Pan American an update letter with respect to the legal opinion dated June 30, 2011 regarding title to the Property and the Mineral Rights in customary form;

(e) holders of no more than 5% of the Minefinders Shares shall have exercised Dissent Rights; and

(f)    any of the Locked-up Shareholders who hold Minefinders Options immediately prior to the Effective Time shall have executed and delivered to Pan American an acknowledgement and acceptance as to the terms of the Replacement Options in a form acceptable to Pan American, acting reasonably.

The foregoing conditions will be for the sole benefit of Pan American and may be waived by it in whole or in part at any time.

6.3	Additional Conditions Precedent to the Obligations of Minefinders

The obligation of Minefinders to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Minefinders and may be waived by Minefinders):

(a)    all covenants of Pan American under this Agreement to be performed on or before the Effective Time which have not been waived by Minefinders shall have been duly performed by Pan American in all material respects and Minefinders shall have received a certificate of Pan American, addressed to Minefinders and dated the Effective Date, signed on behalf of Pan American by two of its senior executive officers (on Pan American’s behalf and without personal liability), confirming the same as of the Effective Time;

(b)    the representations and warranties of Pan American set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Pan American Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Pan American Material Adverse Effect (provided, however, that the representations and warranties of Pan American set forth in Subsections 4.1(m) and 4.1(ff) shall be true and correct in all material respects as of the Effective Time), and Minefinders shall have received a certificate of Pan American and dated the Effective Date, signed on behalf of Pan American by two senior executive officers of Pan American (on Pan American’s behalf and without personal liability), confirming the same as of the Effective Time;

(c) Pan American shall have complied with its obligations under Section 2.9 and the Depositary shall have confirmed receipt of the Consideration and funds contemplated thereby;

(d)    there shall not have occurred a Pan American Material Adverse Effect that has not been publicly disclosed by Pan American prior to the date hereof or disclosed to Minefinders in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Pan American Material Adverse Effect and Minefinders shall have received a certificate of Pan American addressed to Minefinders and dated the Effective Date, signed on behalf of Pan American by the chief executive officer and chief financial officer of Pan American (on Pan American’s behalf and without personal liability), confirming the same as of the Effective Time;

(e)    Pan American shall have delivered evidence satisfactory to Minefinders, acting reasonably, of the approval of the listing and posting for trading on the TSX and the Nasdaq of the Consideration Shares, Option Shares and Underlying Shares, subject only in each case to the satisfaction of the customary listing conditions of the TSX or the Nasdaq, as the case may be;

(f)    the distribution of the Consideration Shares shall be exempt from the prospectus requirements of Securities Laws in Canada and shall either be (i) exempt from the registration requirements of the U.S. Securities Act, or (ii) registered pursuant to an effective registration statement under the U.S. Securities Act; and: (x) there shall be no resale restrictions on the Consideration Shares under Securities Laws in Canada, except in respect of those holders that are subject to restrictions on resale as a result of being a “control person” under Securities Laws in Canada; and (y) the Consideration Shares, the Option Shares and the Underlying Shares shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act; and

(g)    Pan American shall have delivered to Minefinders update letters with respect to the principal Pan American Properties and Pan American Mineral Rights described in the following legal opinions, in customary form:

(i) legal opinion dated October 16, 2009 regarding the title to the Pan American Property and Pan American Mineral Rights comprising Pan American’s Navidad property;

(ii) legal opinion dated February 12, 2009 regarding the title to the Pan American Property and Pan American Mineral Rights comprising Pan American’s Manantial Espejo property;

(iii) legal opinion dated February 12, 2009 regarding the title to the Pan American Property and Pan American Mineral Rights comprising Pan American’s Alamo Dorado property; and

(iv) legal opinion dated February 12, 2009 regarding the title to the Pan American Property and Pan American Mineral Rights comprising Pan American’s La Colorada property.

The foregoing conditions will be for the sole benefit of Minefinders and may be waived by it in whole or in part at any time.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Minefinders Non-Solicitation

(a)    On and after the date of this Agreement, except as otherwise provided in this Agreement, Minefinders and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)    make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers relating to any Acquisition Proposal for Minefinders, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)   engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Minefinders, provided, however, that, for greater certainty, Minefinders may advise any Person making an unsolicited Acquisition Proposal for Minefinders that such Acquisition Proposal does not constitute a Superior Proposal when the Minefinders Board has so determined;

(iii)  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Pan American, the recommendation of the Minefinders Board or any committee thereof of the Arrangement Resolution;

(iv)   approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal for Minefinders (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of five (5) business days following the public announcement of such Acquisition Proposal or (B) in respect of which no public announcement has been made and a confidentiality agreement has been executed in accordance with Subsection 7.1(d), shall not be considered a violation of this Subsection 7.1(a)(iv); or

(v)    accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal for Minefinders, provided, however, that nothing contained in this Subsection 7.1(a) or any other provision of this Agreement shall prevent Minefinders from, and Minefinders shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made an unsolicited written Acquisition Proposal for Minefinders that the Minefinders Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information and access to properties, facilities, books or records of Minefinders pursuant to Subsection 7.1(d) to any Person where the requirements of that Subsection are met.

(b)    Minefinders shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Pan American) with respect to any potential Acquisition Proposal and, in connection therewith, Minefinders will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided within two (2) years prior to the date of this Agreement in connection therewith to the extent such information has not already been returned or destroyed.  Minefinders agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party (except as required under any such agreement), or terminate, modify, amend or waive the terms thereof and Minefinders undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or entered into after the date hereof.

(c)    From and after the date of this Agreement, Minefinders shall immediately provide notice to Pan American of any unsolicited Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal for Minefinders or any amendments to the foregoing or any request for non-public information relating to Minefinders or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of Minefinders or any Subsidiary by any Person that informs Minefinders, any member of the Minefinders Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal for Minefinders.  Such notice to Pan American shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Minefinders, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  Minefinders shall keep Pan American promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Pan American with respect thereto.

(d)    If Minefinders receives a request for material non-public information from a Person who proposes to Minefinders an unsolicited written Acquisition Proposal and:  (x) the Minefinders Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Minefinders Board, acting in good faith and on advice from its outside legal advisors, the failure to provide such party with access to information regarding Minefinders and its Subsidiaries would be inconsistent with the fiduciary duties of the Minefinders Board, then, and only in such case, Minefinders may provide such Person with access to information regarding Minefinders and its Subsidiaries, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Minefinders than the Confidentiality Agreement; provided that Minefinders sends a copy of any such confidentiality and standstill agreement to Pan American promptly upon its execution and Pan American is provided with a list of, and, at the request of Pan American, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)    Minefinders agrees that it will not accept, approve or enter into any agreement (a “Proposed Minefinders Agreement”), other than a confidentiality agreement as contemplated by Subsection 7.1(d), with any Person providing for or to facilitate any Acquisition Proposal for Minefinders unless:

(i) the Minefinders Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii) the Minefinders Meeting has not occurred;

(iii) Minefinders has complied with Subsections 7.1(a) through 7.1(d) inclusive;

(iv)   Minefinders has provided Pan American with a notice in writing that there is a Superior Proposal for Minefinders together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Minefinders Agreement relating to such Superior Proposal, and a written notice from the Minefinders Board regarding the value in financial terms that the Minefinders Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Pan American not less than five (5) business days prior to the proposed acceptance, approval, recommendation or execution of the Proposed Minefinders Agreement by Minefinders;

(v)    five (5) business days shall have elapsed from the date Pan American received the notice and documentation referred to in Subsection 7.1(e)(iv) from Minefinders (the “Response Period”) and, if Pan American has proposed to amend the terms of the Arrangement in accordance with Subsection 7.1(f), the Minefinders Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal for Minefinders  is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Pan American;

(vi) Minefinders concurrently terminates this Agreement pursuant to Subsection 8.2(a)(iv)(C); and

(vii) Minefinders has previously, or concurrently will have, paid to Pan American the Minefinders Termination Payment,

and Minefinders further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Pan American the recommendation of the Arrangement Resolution, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Subsection 7.1(e)(i) through Subsection 7.1(e)(vii) have been satisfied or pursuant to Subsection 7.1(h).

(f)    Minefinders acknowledges and agrees that, during the Response Period, or such longer period as Minefinders may approve (in its sole and absolute discretion) for such purpose, Pan American shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and Minefinders shall co-operate with Pan American with respect thereto, including negotiating in good faith with Pan American during the Response Period.  The Minefinders Board will review any proposal received from Pan American during the Response Period to amend the terms of this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether Pan American’s proposal to amend this Agreement would result in the Acquisition Proposal for Minefinders ceasing to be a Superior Proposal compared to the proposed amendment to the terms of this Agreement.  If the Minefinders Board determines that the Acquisition Proposal for Minefinders would thereby cease to be a Superior Proposal, it will cause Minefinders to enter into an amendment to this Agreement reflecting the offer by Pan American to amend the terms of the Agreement and will further agree not to enter into the applicable Proposed Minefinders Agreement.

(g)    The Minefinders Board shall promptly reaffirm its recommendation of the Arrangement Resolution by press release after: (x) any Acquisition Proposal for Minefinders which the Minefinders Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Minefinders Board determines that a proposed amendment to the terms of the Agreement would result in an Acquisition Proposal for Minefinders which has been publicly announced or made ceasing to be a Superior Proposal, and Pan American has so amended the terms of the Arrangement.  Pan American and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Minefinders, acting reasonably.

(h) Nothing in this Agreement shall:

(i)    prohibit the Minefinders Board from withdrawing, modifying, or qualifying, or failing to reaffirm publicly, its recommendation of the Arrangement Resolution as a result of a Pan American Material Adverse Effect; or

(ii)   prevent the Minefinders Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal for Minefinders that it determines is not a Superior Proposal. Further, nothing in this Agreement shall prevent the Minefinders Board from making any disclosure to the securityholders of Minefinders if the Minefinders Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Minefinders Board or such disclosure is otherwise required under applicable Law; provided, however, that, notwithstanding the Minefinders Board shall be permitted to make such disclosure, the Minefinders Board shall not be permitted to make a Minefinders Change in Recommendation, other than as permitted by Subsection 7.1(e) or 7.1(h)(i).  Pan American and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Minefinders, acting reasonably.

(i) Minefinders acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.1.

(j)    Minefinders shall ensure that the officers, directors and employees of Minefinders and its Subsidiaries and any investment bankers or other advisors or representatives retained by Minefinders and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Minefinders shall be responsible for any breach of this Section 7.1 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)    If Minefinders provides Pan American with the notice of an Acquisition Proposal for Minefinders contemplated in this Section 7.1 on a date that is less than seven (7) calendar days prior to the Minefinders Meeting, if requested by Pan American, Minefinders shall adjourn the Minefinders Meeting to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice; provided, however, that in the event that the Meeting is so adjourned, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Meeting has been adjourned or postponed.

7.2	Pan American Non-Solicitation

(a)    On and after the date of this Agreement, except as otherwise provided in this Agreement, Pan American and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)    make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers relating to any Acquisition Proposal for Pan American, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)   engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Pan American; provided, however, that, for greater certainty, Pan American may advise any Person making an unsolicited Acquisition Proposal for Pan American that such Acquisition Proposal does not constitute a Superior Proposal when the Pan American Board has so determined;

(iii)  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Minefinders, the approval or recommendation of the Pan American Board or any committee thereof of the Pan American Resolution;

(iv)   approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal for Pan American (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal (A) for a period of five (5) business days following the public announcement of such Acquisition Proposal or (B) in respect of which no public announcement has been made and a confidentiality agreement has been executed in accordance with Subsection 7.2(d), shall not be considered a violation of this Subsection 7.2(a)(iv)); or

(v)    accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal for Pan American, provided, however, that nothing contained in this Subsection 7.2(a) or any other provision of this Agreement shall prevent Pan American from, and Pan American shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made an unsolicited written Acquisition Proposal for Pan American that the Pan American Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information and access to properties, facilities, books or records of Pan American pursuant to Subsection 7.2(d) to any Person where the requirements of that Subsection are met.

(b)    Pan American shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Minefinders) with respect to any potential Acquisition Proposal and, in connection therewith, Pan American will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided within two (2) years prior to the date of this Agreement in connection therewith to the extent such information has not already been returned or destroyed.  Pan American agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Pan American undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non- solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or entered into after the date hereof.

(c)    From and after the date of this Agreement, Pan American shall immediately provide notice to Minefinders of any unsolicited Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal for Pan American or any amendments to the foregoing or any request for non-public information relating to Pan American or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of Pan American or any Subsidiary by any Person that informs Pan American, any member of the Pan American Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal for Pan American.  Such notice to Minefinders shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Pan American, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  Pan American shall keep Minefinders promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Minefinders with respect thereto.

(d)    If Pan American receives a request for material non-public information from a Person who proposes to Pan American an unsolicited written Acquisition Proposal and: (x) the Pan American Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Pan American Board, acting in good faith and on advice from its outside legal advisors, the failure to provide such party with access to information regarding Minefinders and its Subsidiaries would be inconsistent with the fiduciary duties of the Pan American Board, then, and only in such case, Pan American may provide such Person with access to information regarding Pan American and its Subsidiaries, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Pan American than the Confidentiality Agreement; provided that Pan American sends a copy of any such confidentiality and standstill agreement to Minefinders promptly upon its execution and Minefinders is provided with a list of, and, at the request of Minefinders, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)    Pan American agrees that it will not accept, approve or enter into any agreement (a “Proposed Pan American Agreement”), other than a confidentiality agreement as contemplated by Subsection 7.2(d), with any Person providing for or to facilitate any Acquisition Proposal for Pan American unless:

(i) the Pan American Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii) the Pan American Meeting has not occurred;

(iii) Pan American has complied with Subsections 7.2(a) through 7.2(d) inclusive;

(iv)   Pan American has provided Minefinders with a notice in writing that there is a Superior Proposal for Pan American together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Pan American Agreement relating to such Superior Proposal, and a written notice from the Pan American Board regarding the value in financial terms that the Pan American Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal;

(v) Pan American concurrently terminates this Agreement pursuant to Subsection 8.2(a)(iii)(C); and

(vi) Pan American has previously, or concurrently will have, paid to Pan American the Pan American Termination Payment;

and Pan American further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Minefinders the approval or recommendation of the Pan American Resolution, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Subsection 7.2(e)(i) through Subsection 7.2(e)(vi) have been satisfied or pursuant to Subsection 7.2(g).

(f)    The Pan American Board shall promptly reaffirm its recommendation of the Pan American Resolution by press release after any Acquisition Proposal for Pan American which the Pan American Board determines not to be a Superior Proposal is publicly announced or made.  Minefinders and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Pan American, acting reasonably.

(g) Nothing in this Agreement shall:

(i)    prohibit the Pan American Board from withdrawing, modifying, or qualifying, or failing to reaffirm publicly, its recommendation of the Pan American Resolution as a result of a Minefinders Material Adverse Effect; or

(ii)   prevent the Pan American Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal for Pan American that it determines is not a Superior Proposal.  Further, nothing in this Agreement shall prevent the Pan American Board from making any disclosure to the securityholders of Pan American if the Pan American Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Pan American Board or such disclosure is otherwise required under applicable Law; provided, however, that, notwithstanding the Pan American Board shall be permitted to make such disclosure, the Pan American Board shall not be permitted to make a Pan American Change in Recommendation, other than as permitted by Subsection 7.2(e) or 7.2(g)(i).  Minefinders and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Pan American, acting reasonably.

(h) Pan American acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.2

(i)    Pan American shall ensure that the officers, directors and employees of Pan American and its Subsidiaries and any investment bankers or other advisors or representatives retained by Minefinders and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Pan American shall be responsible for any breach of this Section 7.2 by such officers, directors, employees, investment bankers, advisors or representatives.

(j)    If Pan American provides Minefinders with the notice of an Acquisition Proposal for Pan American contemplated in this Section 7.2 on a date that is less than seven (7) calendar days prior to the Pan American Meeting, if requested by Minefinders, Pan

American shall adjourn the Pan American Meeting to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice; provided, however, that in the event that the Meeting is so adjourned, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Meeting has been adjourned or postponed.

7.3	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, each of Pan American and Minefinders shall, and shall cause their respective Representatives to afford to the other Party and to Representatives of the other Party such access as the other Party may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish the other Party with all data and information as the other Party may reasonably request.  Pan American and Minefinders acknowledge and agree that information furnished pursuant to this Section 7.3 and Subsections 5.2(e) and 5.4(g) shall be subject to the terms and conditions of the Confidentiality Agreements.

7.4	Notice of Certain Events

(a)    Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)    cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided, however, that this clause (i) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

(b)    No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Subsection 8.2(a)(iii)(B) or Subsection 8.2(a)(iv)(B) and no payments are payable as a result of such termination pursuant to Section 8.3 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be.  If any such notice is delivered; provided, however, that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of ten (10) business days from such notice.

7.5	Insurance, Indemnification and Change in Control Payments

(a)    Prior to the Effective Date, Minefinders shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by Minefinders and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and Pan American will, or will cause Minefinders and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided, however, that Pan American shall not be required to pay any amounts in respect of such coverage prior to the Effective Time; and provided further that the aggregate cost of such policy for the six year period shall not exceed 300% of Minefinders’ current annual aggregate premium for policies currently maintained by Minefinders or its Subsidiaries.

(b)    Pan American agrees that it shall directly, or shall cause Minefinders (or any successor to Minefinders), to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Minefinders and its Subsidiaries to the extent that they are disclosed in Schedule 7.5(b) of the Minefinders Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in Schedule 7.5(b) of the Minefinders Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date.

(c)    Following the Effective Time, Pan American shall and shall cause its Subsidiaries to honour and pay all amounts triggered by the acquisition by Pan American of all of the Minefinders Shares in all employment agreements, consultant agreements, equity or security based compensation arrangement, policies or other similar arrangements or plans of any kind which are described in the Minefinders Disclosure Letter and which Minefinders has provided an executed copy thereof to Pan American prior to the date hereof.

(d)    The provisions of this Section 7.5 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person or party to or participant in each employment agreement, consultant agreement, equity or security based compensation arrangement, policy or other similar arrangement which are described in the Minefinders Disclosure Letter and which Minefinders has provided an executed copy thereof to Pan American prior to the date hereof, his or her heirs and his or her legal representatives and, for such purpose, Minefinders hereby confirms that it is acting as agent on their behalf.  Furthermore, this Section 7.5 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

(a)    This Agreement may be terminated at any time prior to the Effective Time (notwithstanding Pan American Shareholder Approval, Minefinders Shareholder Approval, Minefinders Combined Securityholder Approval or any approval by the Court, as applicable):

(i) by mutual written agreement of Minefinders and Pan American;

(ii) by either Minefinders or Pan American, if:

(A)    the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Subsection 8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)    after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Minefinders or Pan American from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable;

(C) Minefinders Shareholder Approval or Minefinders Combined Securityholder Approval shall not have been obtained at the Minefinders Meeting in accordance with the Interim Order; or

(D) Pan American Shareholder Approval shall not have been obtained at the Pan American Meeting.

(iii ) by Pan American, if:

(A)    (1) subject to Subsection 7.1(a)(iv), prior to the Minefinders Meeting, the Minefinders Board fails to recommend or withdraws, modifies or qualifies, in a manner adverse to Pan American or fails to publicly reaffirm its recommendation of the Arrangement Resolution within five (5) business days (and in any case prior to the Minefinders Meeting) after having been requested in writing by Pan American to do so (a “Minefinders Change in Recommendation”); (2) prior to the Effective Time, the Minefinders Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) prior to the Effective Time, Minefinders shall have breached Section 7.1 in any material respect;

(B)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Minefinders set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 6.2(a) or Subsection 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Pan American; provided, however, that Pan American is not then in breach of this Agreement so as to cause any condition in Subsection 6.2(a) or Subsection 6.2(b) not to be satisfied; or

(C)    it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Subsection 7.2(d), subject to compliance with Section 7.2 in all material respects; provided, however, that no termination under this Subsection 8.2(a)(iii)(C) shall be effective unless and until Pan American shall have paid to Minefinders the amount required to be paid pursuant to Section 8.3.

(iv) by Minefinders, if

(A)    (1) subject to Subsection 7.2(a)(iv), prior to the Pan American Meeting, the Pan American Board fails to recommend or withdraws, modifies or qualifies, in a manner adverse to Minefinders or fails to publicly reaffirm its recommendation of the Pan American Resolution within five (5) business days (and in any case prior to the Pan American Meeting) after having been requested in writing by Minefinders to do so (a “Pan American Change in Recommendation”); (2) prior to the Effective Time, the Pan American Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) prior to the Effective Time, Pan American shall have breached Section 7.2 in any material respect;

(B)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Pan American set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Minefinders; provided, however, that Minefinders is not then in breach of this Agreement so as to cause any condition in Subsection 6.3(a) or Subsection 6.3(b) not to be satisfied; or

(C)    it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Subsection 7.1(d), subject to compliance with Section 7.1 in all material respects and provided, however, that no termination under this Subsection 8.2(a)(iv)(C) shall be effective unless and until Minefinders shall have paid to Pan American the amount required to be paid pursuant to Section 8.3.

(b)    The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Subsection 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)    If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 8.2(c) and Sections 8.3, 9.3, 9.4, 9.6 and 9.7 and all related definitions set forth in Article 1 and the provisions of the Confidentiality Agreements shall survive any termination hereof pursuant to Section 8.2(a).

8.3	Expenses and Termination Payments

(a)    Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b) For the purposes of this Agreement:

(i) “Payment” means a (A) Pan American Expense Payment, (B) Pan American Termination Payment, (C) Minefinders Expense Payment, or (D) Minefinders Termination Payment;

(ii) “Pan American Expense Payment” means an amount equal to $5 million;

(iii) “Pan American Termination Payment” means an amount equal to $42 million;

(iv) “Minefinders Expense Payment” means an amount equal to $5 million; and

(v) “Minefinders Termination Payment” means an amount equal to $42 million.

(c) For the purposes of this Agreement, “Minefinders Termination Payment Event” means the termination of this Agreement:

(i)    by Pan American pursuant to Subsection 8.2(a)(iii)(A) (but not including a termination by Pan American pursuant to Subsection 8.2(a)(iii)(A) in circumstances where the Minefinders Change in Recommendation resulted from the occurrence of a Pan American Material Adverse Effect) prior to the Minefinders Meeting;

(ii) by Minefinders pursuant to Subsection 8.2(a)(iv)(C); or

(iii)  by either Party pursuant to Subsection 8.2(a)(ii)(A) or Subsection 8.2(a)(ii)(C), but only if, in these termination events: (x) prior to such termination, an Acquisition Proposal for Minefinders shall have been made or publicly announced by any Person other than Pan American; and (y) within twelve (12) months following the date of such termination, Minefinders or one or more of its Subsidiaries: (A) enters into a definitive agreement in respect of one or more Acquisition Proposals; or (B) there shall have been consummated one or more Acquisition Proposals for Minefinders; provided, however, that Minefinders shall be entitled to deduct from the Minefinders Termination Payment an amount equal to the Minefinders Expense Payment if any such Payment was paid to Pan American.

If a Minefinders Termination Payment Event occurs, Minefinders shall pay the Minefinders Termination Payment to Pan American as liquidated damages in respect of the release of Pan American’s rights under this Agreement by wire transfer of immediately available funds, as follows:

(iv)   if the Minefinders Termination Payment is payable pursuant to Subsection 8.3(c)(iii), the Minefinders Termination Payment shall be payable concurrently upon the earlier of the entering into of the applicable agreement referred to therein or upon the consummation of the Acquisition Proposal referred to therein;

(v) if the Minefinders Termination Payment is payable pursuant to Subsection 8.3(c)(i), the Minefinders Termination Payment shall be payable within two (2) business days following such termination; or

(vi) if the Minefinders Termination Payment is payable pursuant to Subsection 8.3(c)(ii), the Minefinders Termination Payment shall be payable prior to or simultaneously with such termination.

(d)    For the purposes of this Agreement, “Minefinders Expense Payment Event” means the termination of this Agreement by Pan American or Minefinders pursuant to Subsection 8.2(a)(ii)(C) or by Pan American pursuant to Subsection 8.2(a)(iii)(B).

If a Minefinders Expense Payment Event occurs, Minefinders shall pay the Minefinders Expense Payment to Pan American as liquidated damages in respect of the release of Pan American’s rights under this Agreement by wire transfer of immediately available funds within two (2) business days following such termination; provided, however, that, in the event of a termination of this Agreement pursuant to Section 8.2(a)(ii)(C), if (a) Pan American Shareholder Approval was not obtained at the Pan American Meeting; or (b) a Pan American Material Adverse Effect occurs prior to the Minefinders Meeting, the Minefinders Expense Payment shall not be payable.

(e) For the purposes of this Agreement, “Pan American Termination Payment Event” means the termination of this Agreement:

(i)    by Minefinders pursuant to Subsection 8.2(a)(iv)(A) (but not including a termination by Minefinders pursuant to Subsection 8.2(a)(iv)(A) in circumstances where the Pan American Change in Recommendation resulted from the occurrence of a Minefinders Material Adverse Effect) prior to the Pan American Meeting;

(ii) by Pan American pursuant to Subsection 8.2(a)(iii)(C); or

(iii)  by either Party pursuant to Subsection 8.2(a)(ii)(A) or Subsection 8.2(a)(ii)(D), but only if, in these termination events: (x) prior to such termination, an Acquisition Proposal for Pan American shall have been made or publicly announced by any Person other than Minefinders; and (y) within twelve (12) months following the date of such termination, Pan American or one or more of its Subsidiaries: (A) enters into a definitive agreement in respect of one or more Acquisition Proposals; or (B) there shall have been consummated one or more Acquisition Proposals for Pan American; provided, however, that Pan American shall be entitled to deduct from the Pan American Termination Payment an amount equal to the Pan American Expense Payment if any such Payment was paid to Minefinders.

If a Pan American Termination Payment Event occurs, Pan American shall pay the Pan American Termination Payment to Minefinders as liquidated damages in respect of the release of Minefinders’ rights under this Agreement by wire transfer of immediately available funds, as follows:

(iv)   if the Pan American Termination Payment is payable pursuant to Subsection 8.3(e)(iii), the Pan American Termination Payment shall be payable concurrently upon the earlier of the entering into of the applicable agreement referred to therein or upon the consummation of the Acquisition Proposal referred to therein;

(v)    if the Pan American Termination Payment is payable pursuant to Subsection 8.3(e)(i), the Pan American Termination Payment shall be payable within two (2) business days following such termination; or

(vi) if the Pan American Termination Payment is payable pursuant to Subsection 8.3(e)(ii), the Pan American Termination Payment shall be payable prior to or simultaneously with such termination.

(f)    For the purposes of this Agreement, “Pan American Expense Payment Event” means the termination of this Agreement by Pan American or Minefinders pursuant to Subsection 8.2(a)(ii)(D) or by Minefinders pursuant to Section 8.2(iv)(B).

If a Pan American Expense Payment Event occurs, Pan American shall pay the Pan American Expense Payment to Minefinders as liquidated damages in respect of the release of Minefinders’ rights under this Agreement by wire transfer of immediately available funds within two (2) business days following such termination, provided, however, that, in the event of a termination of this Agreement pursuant to Subsection 8.2(a)(ii)(D), if (a) Minefinders Shareholder Approval was not obtained at the Minefinders Meeting; or (b) a Minefinders Material Adverse Effect occurs prior to the Pan American Meeting, the Pan American Expense Payment shall not be payable.

(g)    Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement.  Each Party acknowledges that all of the payment amounts set out in this Section 8.3 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties.  Each of Minefinders and Pan American irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.  For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Minefinders or Pan American is entitled to a Payment and such Payment is paid in full, Minefinders or Pan American, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, provided, however, that payment by a Party of a Payment shall not be in lieu of any damages or any other payment or remedy available (including, without limitation, an order for specific performance) in the event of any wilful or intentional breach by such Party of any of its obligations under this Agreement.

8.4	Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Minefinders Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or Authorization on the part of the Minefinders Shareholders, and any such amendment may without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d) waive compliance with or modify any mutual conditions precedent herein contained.

8.5	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about identifiable individuals in connection with the transactions contemplated hereby (the “Transaction Personal Information”).  Neither Party shall disclose Transaction Personal Information originally collected by the other Party to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement.  If Pan American completes the transactions contemplated by this Agreement, Pan American shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information originally collected by Minefinders:

(a) for purposes other than those for which such Transaction Personal Information was collected by Minefinders prior to the Effective Date; and

(b) which does not relate directly to the carrying on of the business of Minefinders or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

The Parties shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure.  Pan American shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard all Transaction Personal Information in their possession.  If this Agreement shall be terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information originally collected by such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of the Party returning such Transaction Personal Information.

9.2	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered; provided, however, that it is delivered on a business day prior to 5:00 p.m. local time in the place of delivery or receipt.  However, if notice is delivered after 5:00 p.m. local time or if such day is not a business day then the notice shall be deemed to have been given and received on the next business day.  Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by facsimile or email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a) if to Pan American

Pan American Silver Corp. 1500 – 625 Howe Street Vancouver, British Columbia V6C 2T6

Attention:	Geoffrey A. Burns
Facsimile:	(604) 684-0147
Email:	gburns@panamericansilver.com

with a copy (which shall not constitute notice) to:

Borden Ladner Gervais LLP 1200 – 200 Burrard Street Vancouver, British Columbia V7X 1T2

Attention:	Fred R. Pletcher
Facsimile:	604) 687-1415
Email:	fpletcher@blg.com

(b) if to Minefinders:

Minefinders Corporation Ltd. 2288 – 1177 W Hastings St. Vancouver, British Columbia V6E 2K3

Attention:	Mark H. Bailey
Facsimile:	(604) 687-6267
Email:	bailey@minefinders.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP 1700 – 666 Burrard Street Vancouver, British Columbia V6C 2X8

Attention:	John Stark
Facsimile:	(604) 681-1825
Email:	jstark@stikeman.com

9.3	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein.  Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.4	Injunctive Relief

Subject to Section 8.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law.  Subject to Section 8.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the Minefinders Disclosure Letter and the Pan American Disclosure Letter) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties.

9.7	No Liability

No director or officer of Pan American shall have any personal liability whatsoever to Minefinders under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Pan American.  No director or officer of Minefinders shall have any personal liability whatsoever to Pan American under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Minefinders.

9.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature page follows]

IN WITNESS WHEREOF Pan American Silver Corp. and Minefinders Corporation Ltd. have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAN AMERICAN SILVER CORP.

By:	Signed "Geoffrey A. Burns"
Geoffrey A. Burns
President and Chief Executive Officer

MINEFINDERS CORPORATION LTD.

By:	Signed "Mark. H. Bailey"
Mark H. Bailey
President and Chief Executive Officer

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE
ONTARIO BUSINESS CORPORATIONS ACT

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them in the Arrangement Agreement and the terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below (and grammatical variations of such terms shall have corresponding meanings):

“Acquireco” means 2313983 Ontario Inc., a corporation existing under the OBCA;

“Affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“Amalco” has the meaning ascribed thereto in Subsection 3.1(g) of this Plan of Arrangement;

“Amalgamation” has the meaning ascribed thereto in Subsection 3.1(g) of this Plan of Arrangement;

“Arrangement” means the arrangement of Minefinders under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 8.4 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order (provided, however, that any such amendment or variation is acceptable to both Minefinders and Pan American, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated as of January 22, 2012 between Pan American and Minefinders, as amended, amended and restated or supplemented prior to the Effective Date;

“Arrangement Resolution” means the special resolution of the Minefinders Securityholders approving the Plan of Arrangement which is to be considered at the Minefinders Meeting;

“Articles of Arrangement” means the articles of arrangement to be filed in accordance with the OBCA after the Final Order is made, which shall be in form and content satisfactory to Minefinders and Pan American, each acting reasonably;

“Available Cash Amount” means the product obtained by multiplying the number of Minefinders Shares issued and outstanding immediately prior to the time at which the events contemplated in subsection 3.1(c) of this Plan of Arrangement occur and are deemed to occur (other than Minefinders Shares held by Pan American and its Affiliates and (without duplication) Dissenting Shares) by $1.84;

“Available Share Amount” means the product obtained by multiplying the number of Minefinders Shares issued and outstanding immediately prior to the time at which the events contemplated in subsection 3.1(c) of this Plan of Arrangement occur and are deemed to occur (other than Minefinders Shares held by Pan American and its Affiliates and (without duplication) Dissenting Shares) by 0.55;

“Business Day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia;

“Cash Option” means $15.60;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to section 183(2) of the OBCA;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Conditional Exercise Notice” means a notice of exercise (the form of which shall be sent to Minefinders Optionholders with the Minefinders Circular) that is conditional upon completion of the Arrangement and that is validly given by a Minefinders Optionholder under the Minefinders 2003 Option Plan or the Minefinders 2011 Option Plan with respect to the exercise of Minefinders Options that are currently vested or vest upon a change of control pursuant to section 3.4(f) of the Minefinders 2003 Option Plan or section 6 of the Minefinders 2011 Option Plan;

“Consideration” means, in respect of each Minefinders Share held by a Minefinders Shareholder, the cash or fully-paid and non-assessable Pan American Shares, or combination thereof, receivable therefor by the Minefinders Shareholder pursuant to this Plan of Arrangement;

“Court” means the Superior Court of Justice of Ontario;

“Depositary” means Kingsdale Shareholder Services Inc.;

“Director” means the director appointed under section 78 of the OBCA;

“Dissent Rights” shall have the meaning ascribed thereto in Subsection 4.1(a) of this Plan of Arrangement;

“Dissenting Shareholder” means a registered Minefinders Shareholder who validly exercises Dissent Rights and is entitled to be paid fair value of such Minefinders Shareholder’s Minefinders Shares in accordance with Subsection 4.1(a)(i) of this Plan of Arrangement;

“Dissenting Shares” means the Minefinders Shares held by Dissenting Shareholders;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Elected Cash Amount” means the sum of (A) the product of (i) the Cash Option, and (ii) the aggregate number of Minefinders Shares in respect of which holders elect the Cash Option, plus (B) the product of (a) $1.84, and (b) the aggregate number of Minefinders Shares in respect of which holders elected or are deemed to have elected the Full Proration Option;

“Elected Share Amount” means the sum of (A) the product of (i) 0.6235 and (ii) the aggregate number of Minefinders Shares in respect of which holders elect the Pan American Share Option, plus (B) the product of (a) 0.55, and (b) the aggregate number of Minefinders Shares in respect of which holders elected or are deemed to have elected the Full Proration Option;

“Election Deadline” means 5:00 p.m. (Vancouver time) on the day that is two (2) Business Days before the Minefinders Meeting;

“Eligible Holder” means a beneficial holder of Minefinders Shares that is: (i) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (ii) a partnership any member of which is a resident of Canada for the purposes of the Tax Act (other than a partnership all members of which that are residents of Canada are exempt from tax under Part I of the Tax Act);

“Encumbrance” means, with respect to any property or asset, any mortgage, pledge, assignment, hypothec, charge, lien, security interest, adverse right or claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Final Order” means the final order of the Court pursuant to section 182(5)(f) of the OBCA, in a form acceptable to Minefinders and Pan American, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both Minefinders and Pan American, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided, however, that any such amendment is acceptable to both Minefinders and Pan American, each acting reasonably) on appeal;

“Final Proscription Date” shall have the meaning ascribed thereto in Section 5.5;

“Former Minefinders Shareholder” means, at and following the Effective Time, a person who, immediately prior to the Effective Time, was: (i) a registered holder of Minefinders Shares; (ii) a Minefinders Optionholder who validly tendered a Conditional Exercise Notice, together with the applicable exercise price, for Minefinders Options that are vested at or prior to the Effective Time; or (iii) any person who surrenders to the Depositary certificates representing Minefinders Shares, duly endorsed for transfer to such person in accordance with the Letter of Transmittal;

“Full Proration Option” means 0.55 of a Pan American Share and $1.84 in cash;

“Interim Order” means the interim order of the Court made pursuant to section 182(5)(a) and 182(5)(b) of the OBCA, in a form acceptable to Minefinders and Pan American, each acting reasonably, providing for, among other things, the calling and holding of the Minefinders Meeting, as the same may be amended by the Court with the consent of Minefinders and Pan American, each acting reasonably;

“In the Money Amount” means in respect of a stock option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the securities subject to the option exceeds the aggregate exercise price under the option;

“Letter of Transmittal” means the letter of transmittal to be forwarded by Minefinders to Minefinders Shareholders together with the Minefinders Circular or such other equivalent form of letter of transmittal acceptable to Pan American acting reasonably;

“Minefinders” means Minefinders Corporation Ltd., a corporation existing under the OBCA;

“Minefinders 2003 Option Plan” means the incentive stock option plan of Minefinders, dated April 16, 2003 (as amended);

“Minefinders 2011 Option Plan” means the incentive stock option plan of Minefinders, dated February 15, 2011 (as amended);

“Minefinders 2011 Options” means the outstanding options to acquire Minefinders Shares granted under the Minefinders 2011 Option Plan;

“Minefinders Circular” means the notice of the Minefinders Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Minefinders Securityholders in connection with the Minefinders Meeting, as amended, supplemented or otherwise modified from time to time;

“Minefinders Meeting” means the special meeting of Minefinders Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Minefinders Optionholders” means, at any particular time, the holders of Minefinders Options at that time;

“Minefinders Options” means the outstanding options to acquire Minefinders Shares granted under the Minefinders 2003 Option Plan and the Minefinders 2011 Options;

“Minefinders Securityholders” means the Minefinders Shareholders and the Minefinders Optionholders;

“Minefinders Shareholders” means, at any particular time, the holders of Minefinders Shares;

“Minefinders Shares” means the common shares without par value in the authorized share capital of Minefinders;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Option Exchange Ratio” means 0.6235;

“Pan American” means Pan American Silver Corp., a corporation existing under the Business Corporations Act (British Columbia);

“Pan American Share Closing Price” means $25.02;

“Pan American Share Option” means 0.6235 of a Pan American Share and $0.0001 in cash;

“Pan American Shares” means the common shares without par value in the authorized capital of Pan American;

“Parties” means Minefinders and Pan American, and “Party” means any of them;

“Replacement Option” has the meaning ascribed thereto in Subsection 3.1(d);

“Section 85 Election” has the meaning ascribed thereto in Subsection 3.4(c);

“Section 85 Election Period” has the meaning ascribed thereto in Subsection 3.4(c);

“Section 85 Tax Election Form” has the meaning ascribed thereto in Subsection 3.4(c);

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Withholding Obligation” has the meaning ascribed thereto in Section 5.4 of this Plan of Arrangement.

In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

For the purposes of this Agreement, except as otherwise expressly provided:

(a)
“this Plan of Arrangement” means this Plan of Arrangement, including the recitals and Appendices hereto, and not any particular Article, Section, Subsection or other subdivision, recital or Appendix hereof;

(b)
the words “hereof”, “herein”, “hereto” and “hereunder” and other word of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, or other subdivision, recital or Appendix hereof;

(c)
all references in this Plan of Arrangement to a designated “Article”, “Section”, “Subsection” or other subdivision, recital or “Appendix” hereof are references to the designated Article, Section, Subsections or other subdivision, recital or Appendix to, this Plan of Arrangement;

(d)
the division of this Plan of Arrangement into Article, Sections, Subsections and other subdivisions, recitals or Appendix, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof;

(e)
a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(f)	the word “including” is not limiting, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(g)	all references to “approval”, “authorization” or “consent” in this Plan of Arrangement means written approval, authorization or consent.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Time

Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein are local time in Vancouver, British Columbia unless otherwise stipulated herein.

1.7	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein unless otherwise stated.  If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement shall be binding on:

(a)	Pan American;

(b)	Minefinders (including, for clarity, Amalco);

(c)	Acquireco;

(d)	all Minefinders Shareholders, including Dissenting Shareholders;

(e)	all Minefinders Optionholders;

(f)	the registrar and transfer agent in respect of the Minefinders Shares and the Pan American Shares; and

(g)	the Depositary.

ARTICLE 3
ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, except as otherwise noted herein, the following shall occur and shall be deemed to occur in one minute intervals, in the following order, without any further act or formality required on the part of any person:

(a)
all Minefinders Shares to be issued to Minefinders Optionholders who have tendered Conditional Exercise Notices, together with the applicable exercise price, for any Minefinders Options that are vested at or prior to the Effective Time (including any unvested Minefinders Options whose vesting was accelerated pursuant to section 3.4(f) of the Minefinders 2003 Option Plan or section 6 of the Minefinders 2011 Option Plan), will be deemed to be issued to such Minefinders Optionholders, as fully paid and non-assessable common shares in the capital of Minefinders, such Minefinders Optionholders will be entered in the share register of Minefinders as the registered holder thereof and no share certificates in respect of such Minefinders Shares shall be issued;

(b)	each Dissenting Share held by a Dissenting Shareholder shall be deemed to have been transferred to Pan American, and

(i)
the Dissenting Shareholder shall cease to be the registered holder of such Dissenting Shares and shall cease to have any rights as a Minefinders Shareholder in respect of such Dissenting Shares other than the right to be paid fair value by Pan American for such Dissenting Shares as set out in Article 4 of this Plan of Arrangement;

(ii)	the Dissenting Shareholder’s name shall be removed as the holder of such Dissenting Shares from the register of Minefinders Shareholders; and

(iii)	Pan American will be the holder of all of the Dissenting Shareholder’s Dissenting Shares and the register of Minefinders Shareholders shall be revised accordingly;

(c)
subject to Sections 3.2, 3.3 and 3.5 of this Plan of Arrangement, each Minefinders Share held by a Minefinders Shareholder (other than Minefinders Shares held by Pan American and its Affiliates and (without duplication) Dissenting Shares but, for greater certainty, including Minefinders Shares acquired by former Minefinders Optionholders pursuant to Subsection 3.1(a) of this Plan of Arrangement) shall be transferred by the holder thereof to Pan American in exchange for (as elected or deemed to be elected by the holder in accordance with the Minefinders Shareholder’s Letter of Transmittal or (in respect of Minefinders Shares issued to former Minefinders Optionholders in accordance with subsection 3.1(a) of this Plan of Arrangement) Conditional Exercise Notice:

(i)	the Cash Option;

(ii)	the Pan American Share Option; or

(iii)	the Full Proration Option,

and (1) the Former Minefinders Shareholder shall cease to be the registered holder of each Minefinders Share so transferred and shall be the holder of the Pan American Shares received by it pursuant to Subsection 3.1(c) of this Plan of Arrangement (if any), and the name of such Former Minefinders Shareholder shall be removed from the register of Minefinders Shareholders and shall be entered into the register of holders of Pan American Shares as the holder of the Pan American Shares received by it pursuant to Subsection 3.1(c) (if any); (2) the Former Minefinders Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Minefinders Share hereunder; (3) Pan American will be the holder of all of the outstanding Minefinders Shares and the register of Minefinders Shareholders shall be revised accordingly; and (4) unless the Minefinders Shareholder receives only cash for Minefinders Shares owned by such Minefinders Shareholder, a pro rata portion of the total amount of cash and the total number of Pan American Shares received by such Minefinders Shareholder pursuant to this Subsection 3.1(c) as adjusted by Sections 3.2 and 3.5 of this Plan of Arrangement, if applicable, will be allocated to every Minefinders Share transferred by such Minefinders Shareholder hereunder, so that such Minefinders Shareholder will receive for each such Minefinders Share the same combination of Pan American Shares and cash as it receives for each other Minefinders Share held by it and neither Pan American Shares nor cash will be considered to have been received for any specific portion or fraction of such Minefinders Share;

(d)
each outstanding Minefinders Option in respect of which Pan American Shares are not issued in accordance with Subsection 3.1(a) of this Plan of Arrangement shall be exchanged for an option (each, a “Replacement Option”) to purchase from Pan American the number of Pan American Shares equal to: (i) the Option Exchange Ratio multiplied by (ii) the number of Minefinders Shares subject to such Minefinders Option immediately prior to the Effective Time.  Such Replacement Option shall provide for an exercise price per Pan American Share (rounded up to the nearest whole cent) equal to: (x) the exercise price per Minefinders Share otherwise purchasable pursuant to such Minefinders Option; divided by (y) the Option Exchange Ratio.  If the foregoing calculation results in the total Replacement Options of a particular holder being exercisable for a number of Pan American Shares that includes a fractional Pan American Share, the total number of Pan American Shares subject to such holder’s total Replacement Options shall be rounded down to the nearest whole number of Pan American Shares.  All terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercise, will be the same as the Minefinders Option for which it was exchanged, except that the expiry date for all Replacement Options for which Minefinders 2011 Options are exchanged and which are held by employees, officers, directors or consultants of Minefinders or its Affiliates:

(i)
who cease to be employees, officers, directors or consultants of Minefinders of any of its Affiliates on the Effective Date will be extended to the earlier of (a) 12 months from the Effective Date, and (b) the original expiry date (absent such cessation) of any such Minefinders 2011 Option; and

(ii)
whose service with Minefinders, Pan American or any Affiliate thereof is terminated other than for cause after the Effective Date will be extended to the earlier of (a) the later of (1) 12 months from the Effective Date, and (2) 90 days from the date of such termination, and (b) the original expiry date (absent such termination) of any such Minefinders 2011 Option.

Notwithstanding the foregoing, if required, the exercise price of each Replacement Option of any particular holder shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of the Replacement Option does not exceed the In the Money Amount of the original Minefinders Option immediately before the exchange;

(e)
each outstanding Minefinders Share (including any Minefinders Share held by Pan American or any Affiliate thereof) shall be transferred without any further act or formality by the holder thereof to Acquireco in exchange for one common share of Acquireco;

(f)	the stated capital in respect of the Minefinders Shares shall be reduced to $1.00 without any repayment of capital in respect thereof;

(g)
Minefinders and Acquireco will merge (the “Amalgamation”) to form one corporate entity with the same effect as if they were amalgamated under sections 174 through 179 (other than section 177) of Part XIV of the OBCA, except that the separate legal existence of Minefinders will not cease and Minefinders will survive the Amalgamation (Minefinders, as such surviving entity, “Amalco”) and, for the avoidance of doubt, the Plan of Arrangement is intended to qualify as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code for all United States federal income tax purposes and as an amalgamation as defined in subsection 87(1) of the Tax Act;

(h)	without limiting the generality of the foregoing or Subsection 3.1(i) of this Plan of Arrangement,

(i)	at the time of the Amalgamation the separate legal existence of Acquireco will cease without Acquireco being liquidated or wound-up, and Minefinders and Acquireco will continue as one company; and

(ii)
the Amalgamation will otherwise be effected in such manner that by virtue or because of the Amalgamation (A) all of the property of Acquireco or Minefinders immediately before the Amalgamation (except amounts receivable from either of them, and shares in the capital stock of either of them) will be or become property of Amalco, (B) all of the liabilities of Acquireco or Minefinders immediately before the Amalgamation (except amounts payable to either of them) will be or become liabilities of Amalco, (C) each issued share of Acquireco will be exchanged for one fully-paid and non-assessable Amalco common share which shall be issued by Amalco and all such Acquireco shares will be cancelled without any payment of capital in respect thereof, and (D) all of the Minefinders Shares held by Acquireco will be cancelled without any payment of capital in respect thereof;

(i)	with effect from the time of the Amalgamation but subject to Subsection 3.1(h):

(A)
Amalco will continue to own and hold all property of Minefinders and will own and hold all property of Acquireco, and shall continue to be liable for the obligations of Minefinders and will be liable for the obligations of Acquireco, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities, options and debts of each of Minefinders and Acquireco;

(B)
all rights, contracts, permits and interests of Minefinders or Acquireco will continue as rights, contracts, permits and interests of Amalco and, for greater certainty, the merger will not constitute a transfer or assignment of the rights or obligations of either of Minefinders or Acquireco under any such rights, contracts, permits and interests;

(C)	any existing cause of action, claim or liability to prosecution is unaffected;

(D)	a civil, criminal or administrative action or proceeding pending by or against Minefinders or Acquireco may continue to be prosecuted by or against Amalco;

(E)	a conviction against, or ruling, order or judgment in favour of or against, Minefinders or Acquireco may be enforced by or against Amalco;

(F)	the name of Amalco shall be Minefinders;

(G)	Amalco shall be authorized to issue an unlimited number of common shares;

(H)	the articles and by-laws of Amalco shall be substantially in the form of Minefinders’ articles and by-laws;

(I)	the first annual general meeting of Amalco will be held within 18 months from the Effective Date;

(J)	the first directors of Amalco following the merger shall be Geoffrey A. Burns, A. Robert Doyle and Robert P. Pirooz; and

(K)
the stated capital of the Amalco common shares will be an amount equal to the paid-up capital, as that term is defined in the Tax Act, attributable to the common shares of Acquireco immediately prior to the Amalgamation, provided that none of the foregoing will occur or be deemed to occur unless all of the foregoing occurs or is deemed to occur.

3.2           Adjustments to Cash and Share Elections

For the purposes of determining the amount of cash and/or Pan American Shares which each Minefinders Shareholder is entitled to receive for each Minefinders Share transferred pursuant to Subsection 3.1(c), the following proration rules shall apply:

(a)
if the Elected Cash Amount exceeds the Available Cash Amount, then, notwithstanding the election of the Cash Option by a Minefinders Shareholder in respect of any particular Minefinders Share, each Minefinders Shareholder (other than Pan American and its Affiliates and Dissenting Shareholders) who has elected the Cash Option in respect of any Minefinders Shares:

(i)
will receive cash equal in amount to the amount that such Minefinders Shareholder would have received if such Minefinders Shareholder had elected the Cash Option in respect of the number of Minefinders Shares that is equal to the product of (1) the total number of Minefinders Shares in respect of which the Minefinders Shareholder elected the Cash Option, and (2) the number obtained by dividing (i) (a) the Available Cash Amount less (b) $1.84 multiplied by the aggregate number of Minefinders Shares in respect of which all Minefinders Shareholders have elected or are deemed to have elected the Full Proration Option, by (ii) (a) the Elected Cash Amount less (b) $1.84 multiplied by the aggregate number of Minefinders Shares in respect of which all Minefinders Shareholders have elected or are deemed to have elected the Full Proration Option, and rounding such resulting number up to the nearest whole number, and

(ii)
will receive Pan American Shares and cash equal in amount to the amount that such Minefinders Shareholder would have received if such Minefinders Shareholder had elected the Pan American Share Option for the remainder of the Minefinders Shares in respect of which it elected the Cash Option; and

(b)
if the Elected Share Amount exceeds the Available Share Amount, then, notwithstanding the election of the Pan American Share Option by a Minefinders Shareholder in respect of any particular Minefinders Share, each Minefinders Shareholder (other than Pan American and its Affiliates and Dissenting Shareholders) who has elected the Pan American Share Option in respect of any Minefinders Shares:

(i)
will receive Pan American Shares and cash equal in amount to the amount that such Minefinders Shareholder would have received if such Minefinders Shareholder had elected the Pan American Share Option in respect of the number of Minefinders Shares that is equal to the product of (1) the total number of Minefinders Shares in respect of which the Minefinders Shareholder elected the Pan American Share Option, by (2) the number obtained by dividing

(i) (a) the Available Share Amount less (b) 0.55 multiplied by the aggregate number of Minefinders Shares in respect of which all Minefinders Shareholders have elected or are deemed to have elected the Full Proration Option, by (ii) (a) the Elected Share Amount less (b) 0.55 multiplied by the aggregate number of Minefinders Shares in respect of which all Minefinders Shareholders have elected or are deemed to have elected the Full Proration Option, and rounding such resulting number up to the nearest whole number, and

(ii)
will receive cash equal in amount to the amount that such Minefinders Shareholder would have received if such Minefinders Shareholder had elected the Cash Option for the remainder of the Minefinders Shares in respect of which it elected the Pan American Share Option.

3.3           Manner of Making Elections

(a)
Subject to Sections 3.2 and 3.5 hereof, each Minefinders Shareholder shall, in respect of such holder’s aggregate holdings of Minefinders Shares, have the opportunity to elect the Cash Option, the Pan American Share Option, the Full Proration Option or a combination thereof  by depositing, or by causing its agent or other representative to deposit, with the Depositary prior to the Election Deadline, a duly completed Letter of Transmittal (or in the case of a former Minefinders Optionholder to whom Minefinders Shares are issued in accordance with Subsection 3.1(a) of this Plan of Arrangement, a Conditional Exercise Notice) indicating such holder’s election together with the certificates representing such holder’s Minefinders Shares.

(b)
Subject to Sections 3.2 and 3.5 hereof, of each Minefinders Shareholder who (i) does not deposit with the Depositary a duly completed Letter of Transmittal (or in the case of a former Minefinders Optionholder to whom Minefinders Shares are issued in accordance with Subsection 3.1(a) of this Plan of Arrangement, a Conditional Exercise Notice) prior to the Election Deadline or (ii) otherwise fails to comply fully with the requirements of Subsection 3.3(a) hereof and the Letter of Transmittal (or in the case of a former Minefinders Optionholder to whom Minefinders Shares are issued in accordance with Subsection 3.1(a) of this Plan of Arrangement, a Conditional Exercise Notice) in respect of such Minefinders Shareholder’s election of the Cash Option, the Pan American Share Option or the Full Proration Option, shall be deemed to have elected the Full Proration Option in respect of each of the Minefinders Shareholder’s Minefinders Shares.

(c)
A deposit of a Letter of Transmittal or Conditional Exercise Notice and accompanying certificates may be made at any of the offices of the Depositary specified in the Letter of Transmittal or Conditional Exercise Notice, as the case may be.

3.4	Post-Effective Time Procedures

(a)
For greater certainty, no Minefinders Optionholder to whom Minefinders Shares are issuable pursuant to Subsection 3.1(a) of this Plan of Arrangement shall be required to deliver share certificates representing the Minefinders Shares issued to such former Minefinders Optionholder pursuant to Subsection 3.1(a) of this Plan of Arrangement in order to receive the Consideration to which it is entitled for such Minefinders Shares in accordance with Subsection 3.1(c) of this Plan of Arrangement and no other Minefinders Optionholder who exercises Minefinders Options prior to or at the Effective Time shall be required to deliver share certificates representing Minefinders Shares to the extent that such certificates were not issued prior to the Election Deadline and provided such other Minefinders Optionholder otherwise provides satisfactory documentation evidencing due exercise of each Minefinders Option.

(b)
Following the receipt of the Final Order and prior to the Effective Date, Pan American shall deliver or arrange to be delivered to the Depositary sufficient cash and certificates representing the Pan American Shares required to be issued to Former Minefinders Shareholders in accordance with the provisions of Subsection 3.1(c) hereof, to be held by the Depositary as agent and nominee for such Former Minefinders Shareholders for distribution to such Former Minefinders Shareholders in accordance with the provisions of Article 5 hereof.

(c)
An Eligible Holder whose Minefinders Shares are exchanged for Consideration that includes Pan American Shares pursuant to the Arrangement shall be entitled to make an income tax election, pursuant to section 85 of the Tax Act (and any analogous provision of provincial income tax law) (a “Section 85 Election”) with respect to the exchange by providing the necessary information and two properly completed copies of the election form prescribed by the Tax Act (and, if applicable, any provincial tax statute) (collectively, a “Section 85 Tax Election Form”) in accordance with the procedures set out in the tax instruction letter on or before 90 days after the Effective Date (the “Section 85 Election Period”).  Provided such information is correct and complete and in compliance with requirements imposed under the Tax Act (or applicable provincial income tax law), Pan American shall, within 90 days after the end of the Section 85 Election Period, deliver two signed copies of each Section 85 Tax Election Form so delivered to it to such Eligible Holders for filing with the applicable Government Entities.  Notwithstanding the previous sentence, but provided that Pan American signs and returns each properly completed Section 85 Tax Election Form received by it before the end of the Section 85 Election Period to the applicable Eligible Holders, neither Minefinders, Pan American nor any successor corporation shall be responsible for ensuring the proper completion of any Section 85 Tax Election Form nor, for any taxes, interest or penalties resulting from the failure of an Eligible Holder to complete or file such election forms properly in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).  In its sole discretion, Pan American or any successor corporation may choose to execute and deliver a Section 85 Tax Election Form to an Eligible Holder that does not provide the necessary information within the Section 85 Election Period, but will have no obligation to do so.

(d)
Pan American will deliver a tax instruction letter to an Eligible Holder promptly upon receipt of a Letter of Transmittal in which the Eligible Holder has indicated that such holder wishes to receive a tax instruction letter.  The tax instruction letter will provide general instructions on how to make a Section 85 Election with Pan American in respect of the sale of the Eligible Holder’s Minefinders Shares to Pan American.

3.5	No Fractional Pan American Shares and Rounding of Cash Consideration

(a)
In no event shall a Minefinders Shareholder be entitled to a fractional Pan American Share.  Where the aggregate number of Pan American Shares to be issued to a Minefinders Shareholder as consideration under this Arrangement would result in a fraction of a Pan American Share being issuable, the number of Pan American Shares to be received by such Minefinders Shareholder shall be rounded down to the nearest whole Pan American Share and in lieu of a fractional Pan American Share, the Minefinders

Shareholder will receive a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to (i) the Pan American Share Closing Price, multiplied by the (ii) fractional share amount.

(b)
If the aggregate amount of cash consideration which a Minefinders Shareholder is entitled to receive for all Minefinders Shares transferred by such Minefinders Shareholder pursuant to the Plan would otherwise include a fraction of $0.01, then the aggregate cash consideration to which such Minefinders Shareholder shall be entitled to receive for all of its Minefinders Shares transferred pursuant to the Plan shall be rounded up to the nearest whole $0.01.

ARTICLE 4
DISSENT RIGHTS

4.1	Rights of Dissent

(a)
Pursuant to the Interim Order, registered Minefinders Shareholders may exercise rights of dissent (“Dissent Rights”) under section 185 of the OBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Minefinders Shares in connection with the Arrangement; provided, however, that the written notice setting forth the objection of such registered Minefinders Shareholders to the Arrangement and exercise of Dissent Rights must be received by Minefinders not later than 5:00 p.m. on the Business Day that is two (2) Business Days before the Minefinders Meeting or any date to which the Minefinders Meeting may be postponed or adjourned; and provided further that Dissenting Shareholders who:

(i)
are ultimately entitled to be paid fair value for their Minefinders Shares by Pan American, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the Effective Date, shall be deemed to have transferred their Minefinders Shares to Pan American in accordance with Subsection 3.1(b); or

(ii)
are ultimately not entitled, for any reason, to be paid fair value for their Minefinders Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Minefinders Shares and shall be entitled to receive only the Consideration that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights on the basis determined in accordance with Subsections 3.1(c) and 3.3(b) above (subject to Section 3.5).

(b)
In no circumstances shall Minefinders, Pan American or any other Person be required to recognize a Person as a Dissenting Shareholder unless such Person is a registered holder of those Minefinders Shares in respect of which such rights are sought to be exercised.

(c)
For greater certainty, in no case shall Minefinders, Pan American or any other Person be required to recognize Dissenting Shareholders as holders of Minefinders Shares after the Effective Time, and the names of all Dissenting Shareholders shall be deleted from the register of Minefinders Shareholders as of the Effective Time.  In addition to any other restrictions under section 185 of the OBCA and, for greater certainty, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Minefinders Options; and (ii) Minefinders Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 5
DELIVERY OF PAN AMERICAN SHARES

5.1	Delivery of Pan American Shares

(a)
Subject to Section 5.5 of this Plan of Arrangement, as soon as practicable following the later of the Effective Time and the date of surrender to the Depositary for cancellation of a certificate (if any) that immediately before the Effective Time represented one or more outstanding Minefinders Shares that were exchanged for Pan American Shares in accordance with Subsection 3.1(c) hereof, together with such other documents and instruments contemplated by the Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Former Minefinders Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall, and Pan American shall cause the Depositary to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to the Former Minefinders Shareholder at the address specified in the Letter of Transmittal; or

(ii)	if requested by the holder in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by the Former Minefinders Shareholder; or

(iii)
if the Letter of Transmittal neither specifies an address as described in (i) above nor contains a request as described in (ii) above, forward or cause to be forwarded by mail (postage prepaid) to the holder at the address of such holder as shown on the share register maintained by Minefinders as at the Effective Time, a certificate representing the Pan American Shares that such Former Minefinders Shareholder is entitled to receive, together with a cheque payable to such Minefinders Shareholders for the cash consideration payable to such Former Minefinders Shareholders, in accordance with Subsection 3.1(c) of this Plan of Arrangement.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Subsection 5.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Minefinders Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Subsection 3.1(c) hereof.

(c)
As soon as practicable following the Effective Date but in any event within five (5) Business Days after the Effective Date, each former Minefinders Optionholder to whom Minefinders Shares are deemed to have been issued in accordance with Subsection 3.1(a) of this Plan of Arrangement, shall be entitled to receive, and the Depositary shall, and Pan American shall cause the Depositary to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to the holder at the address specified in the Conditional Exercise Notice; or

(ii)	if requested by the holder in the Conditional Exercise Notice, make available at the offices of the Depositary specified in the Conditional Exercise Notice for pick-up by the holder; or

(iii)
if the Conditional Exercise Notice neither specifies an address as described in (i) above nor contains a request as described in (ii) above, forward or cause to be forwarded by mail (postage prepaid) to the holder at the address of such holder as shown on the register of Minefinders Options maintained by or on behalf of Minefinders as at the Effective Time, a certificate representing the Pan American Shares that such former Minefinders Optionholder is entitled to receive, together with a cheque payable to such Minefinders Optionholder for the cash consideration payable to such former Minefinders Optionholder, in accordance with Subsection 3.1(c) of this Plan of Arrangement.

5.2	Lost Certificates

If any certificate, that immediately prior to the Effective Time represented one or more outstanding Minefinders Shares that were exchanged for the Consideration in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with Section 3.1 hereof.  When authorizing such delivery of Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Pan American and the Depositary in such amount as Pan American and the Depositary may direct, or otherwise indemnify Pan American and the Depositary in a manner satisfactory to Pan American and the Depositary, against any claim that may be made against Pan American or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and by-laws of Minefinders.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Pan American Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Minefinders Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof.  Subject to applicable Law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of all dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Pan American Shares.

5.4	Withholding Rights

Pan American, Minefinders and the Depositary shall be entitled to deduct and withhold from all dividends, distributions or other amounts otherwise payable to any Former Minefinders Shareholder such amounts as Pan American, Minefinders or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax Law or treaty, in each case, as amended (a “Withholding Obligation”).  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Minefinders Shareholder in respect of which such deduction and withholding was made, provided, however, that such withheld amounts are actually remitted to the appropriate taxing authority.  Pan American, Minefinders and the Depositary shall also have the right to withhold and sell, on their own account or through a broker (the “Broker”), and on behalf of any Former Minefinders Shareholder, such number of Pan American Shares issued or issuable to such Former Minefinders Shareholder pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations.  Any such sale of Pan American Shares shall be affected on a public market and as soon as practicable following the Effective Date.  None of Pan American, Minefinders, the Depositary or the Broker will be liable for any loss arising out of any sale of such Pan American Shares, including any loss relating to the manner or timing of such sales, the prices at which the Pan American Shares are sold or otherwise.

5.5	Limitation and Proscription

To the extent that a Former Minefinders Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the Consideration that such Former Minefinders Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such Former Minefinders Shareholder was entitled, shall be delivered to Pan American by the Depositary and certificates representing Pan American Shares forming the Consideration shall be cancelled by Pan American, and the interest of the Former Minefinders Shareholder in such Pan American Shares to which it was entitled shall be terminated as of such Final Proscription Date.

5.6	No Encumbrances

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances of any kind.

5.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Minefinders Shares and Minefinders Options issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Minefinders Shares and Minefinders Options, and Minefinders, Pan American, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)
Pan American and Minefinders reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided, however, that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by Pan American and Minefinders; (iii) filed with the Court and, unless such amendment, modification or supplement is one to which Subsection 6.1(b) of this Plan of Arrangement applies, approved by the Court; and (iv) communicated to holders or former holders of Minefinders Shares if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be agreed to in writing by Pan American and Minefinders at any time prior to the Effective Time, provided, however, that each such amendment, modification or supplement is, in the reasonable opinion of Minefinders and Pan American, of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Minefinders Shareholder or former holder of Minefinders Options, and each such amendment, modification or supplement shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement may be agreed to in writing by Pan American and Minefinders at any time prior to the Minefinders Meeting, provided, however, that each such amendment, modification or supplement that is not an amendment, modification or supplement to which Subsection 6.1(b) of this Plan of Arrangement applies, is accepted by the persons voting at the Minefinders Meeting, with or without any other prior notice or communication (other than as may be required under the Interim Order), and each such amendment, modification or supplement so accepted shall become part of this Plan of Arrangement for all purposes.

(d)
Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Minefinders Meeting shall be effective only if: (i) set out in writing; (ii) agreed to in writing by Pan American and Minefinders; (iii) filed with the Court, and (iv) if required by the Court, it is approved by holders of the Minefinders Shares voting in the manner directed by the Court.

(e)
Notwithstanding Subsection 6.1(a) of this Plan of Arrangement, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Pan American; provided, however, that it concerns a matter that, in the reasonable opinion of Pan American, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Minefinders Shareholder or former holder of Minefinders Options.

(f)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.
The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Pan American Silver Corp. (“Pan American”), a corporation existing under the laws of the province of British Columbia and Minefinders Corporation Ltd., a corporation existing under the laws of the province of Ontario (“Minefinders”) and the shareholders of Minefinders and optionholders of Minefinders, all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of Minefinders dated ● accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.
The plan of arrangement (the “Plan of Arrangement”), involving Minefinders and implementing the Arrangement, the full text of which is set out in Appendix ● to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.
The arrangement agreement (the “Arrangement Agreement”) between Minefinders and Pan American, dated January 22, 2012, and all the transactions contemplated therein, the actions of the directors of Minefinders in approving the Arrangement and the actions of the directors and officers of Minefinders in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Minefinders or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of Minefinders are hereby authorized and empowered, without further notice to, or approval of, the securityholders of Minefinders:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any one or more directors or officers of Minefinders is hereby authorized and directed for and on behalf of Minefinders to execute, whether under corporate seal of Minefinders or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Arrangement Agreement for filing.

6.
Any one or more directors or officers of Minefinders is hereby authorized, for and on behalf and in the name of Minefinders, to execute and deliver, whether under corporate seal of Minefinders or otherwise, all such agreements, forms waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Arrangement in accordance with the terms of the Arrangement Agreement, including:

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(a)	all actions required to be taken by or on behalf of Minefinders, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Minefinders,

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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SCHEDULE C
PAN AMERICAN RESOLUTION

BE IT RESOLVED THAT:

1.
The issuance of such number of common shares in the capital of Pan American Silver Corp. (“Pan American”) as may be required to be issued pursuant to the terms of the arrangement (as the arrangement may be, or may have been, modified or amended in accordance with its terms) under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”) involving Pan American and Minefinders Corporation Ltd., a corporation existing under the laws of the province of Ontario (“Minefinders”), as set forth in the arrangement agreement (the “Arrangement Agreement”) between Minefinders and Pan American, dated January 22, 2012, including on exercise of the replacement options to be issued by Pan American in exchange for outstanding Minefinders options, and all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of Pan American dated ● accompanying the notice of this meeting is hereby authorized, approved and adopted.

2.
Notwithstanding that this resolution has been passed by the shareholders of Pan American, the directors of Pan American are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Pan American:

(a)
to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement as it may deem appropriate in any manner, other than to increase the number of common shares in the capital of Pan American to be paid under the Arrangement; and

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

3.
Any one or more directors or officers of Pan American is hereby authorized, for and on behalf and in the name of Pan American, to execute and deliver, whether under corporate seal of Pan American or otherwise, all such agreements, forms waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Pan American, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Pan American,

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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SCHEDULE D
ANTITRUST FILINGS AND CLEARANCES

1.
In the event that a competition brief is filed pursuant to Subsection 5.4(a) of this Agreement, either: (a) an advance ruling certificate issued pursuant to the Competition Act (Canada) or (b) a no action letter has been issued by the Commissioner of Competition (Canada) confirming that the Commissioner of Competition (Canada) does not, as of the date of the letter, intend to challenge the transactions contemplated by this Agreement but which reserves her right to do so.

2.
Approval by Mexico’s Federal Competition Commission without any condition or limitation whatsoever, or lapse of the 35 business-day period following the filing of the notification or, as applicable, receipt of additional information or documentation requested, without the Commission having issued clearance.

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